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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

MERCANTILE BANCORP, INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

2007
NOTICE OF ANNUAL MEETING ▪ PROXY STATEMENT

Mercantile Bancorp, Inc.
440 Maine Street,
Quincy, Illinois 62301
April 18, 2007
Dear Stockholder:
     You are cordially invited to attend the annual meeting of stockholders of Mercantile Bancorp, Inc., to be held at Mercantile Trust & Savings Bank, located at 440 Maine Street, Quincy, Illinois, on Monday, May 21, 2007, commencing at 2 p.m., local time. The business to be conducted at this meeting is described in the accompanying notice of annual meeting and proxy statement and includes the following items:
1.	Election of the eight directors of our Company, each to hold office until the 2008 annual meeting of the stockholders;

2.	Ratification of the selection of the accounting firm of BKD, LLP as the independent auditors of our Company for the year ending December 31, 2007.
     In addition, there will be an opportunity to meet with members of senior management and review the business and operations of our Company. Your Board of Directors joins with me in urging you to attend the meeting and recommends you vote “FOR” items 1and 2. Whether or not you plan to attend the meeting, however, please sign, date and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. You may also vote via the internet or telephone, which methods are explained in more detail in the proxy statement. You may revoke your proxy in the manner described in the proxy statement at any time before it is exercised, and it will not be used if you attend the meeting and prefer to vote in person.
Sincerely yours,

Ted T. Awerkamp
President and Chief Executive Officer

Mercantile Bancorp, Inc.
440 Maine Street
Quincy, Illinois 62301
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2007
     NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of Mercantile Bancorp, Inc., a Delaware corporation, will be held at Mercantile Trust & Savings Bank, located at 440 Maine Street, Quincy, Illinois, on Monday, May 21, 2007, commencing at 2 p.m., local time, and thereafter as it may from time to time be adjourned, for the following purposes:
1.	To elect the eight directors of our Company, each to hold office until the 2008 annual meeting of the stockholders and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal;

2.	To consider and act upon ratification of the selection of the accounting firm of BKD, LLP as the independent auditors of our Company for the year ending December 31, 2007; and

3.	To transact such other business as properly may come before the meeting.
     Our Board of Directors has fixed the close of business on April 10, 2007 as the record date for determination of the stockholders entitled to notice of, and to vote at, the annual meeting.
     All stockholders are cordially invited to attend the meeting. Whether or not you intend to be present at the meeting, our Board of Directors solicits you to sign, date and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. You may also vote via the internet or telephone, which methods are explained in more detail in the proxy statement. You may revoke your proxy in the manner described in the proxy statement before it is exercised, and it will not be used if you attend the meeting and prefer to vote in person. Your vote is important, and all stockholders are urged to be present in person or by proxy.
By Order of the Board of Directors
Ted T. Awerkamp
President and Chief Executive Officer
April 18, 2007
Quincy, Illinois
PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE PROXY STATEMENT PRIOR TO THE MEETING, OR IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AT THAT TIME, IF YOU WISH.

Mercantile Bancorp, Inc.
440 Maine Street
Quincy, Illinois 62301

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 21, 2007

INTRODUCTION
     The Board of Directors of Mercantile Bancorp, Inc. (the “Company”) solicits your proxy for use at the annual meeting of stockholders to be held on Monday, May 21, 2007, and at any adjournment or adjournments thereof. The annual meeting will commence at 2 p.m., local time, and will be held at Mercantile Trust & Savings Bank, located at 440 Maine Street, Quincy, Illinois.
     Our Company is a multi-bank holding company based in Quincy, Illinois. Through our majority-owned subsidiaries, now consisting of three banks in Illinois, two banks in Missouri and one bank holding company in each of Kansas and Florida, the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. Those banking organizations are Mercantile Trust & Savings Bank (“MTSB”), Marine Bank & Trust and Brown County State Bank, all in Illinois; Farmers State Bank of Northern Missouri and Perry State Bank, both in Missouri; Mid-America Bancorp, Inc., sole shareholder of Heartland Bank in Kansas; and Royal Palm Bancorp, Inc., sole shareholder of Royal Palm Bank of Florida. In addition, our Company has minority investments (less than 50% of the total voting power) in eight banking organizations in Missouri, Georgia, Florida, North Carolina and Tennessee. More information is available on the Company’s website at www.mercbanx.com.
     Our principal executive offices are located at 440 Maine Street, Quincy, Illinois, 62301. This proxy statement and the enclosed form of proxy were first mailed to stockholders on or about April 18, 2007.
INFORMATION ABOUT THE MEETING AND VOTING
Purposes of the Meeting
     The purposes of the annual meeting are:
•	to elect the eight directors of our Company, each to hold office until the 2008 annual meeting of the stockholders of our Company and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal;

•	to consider and act upon ratification of the selection of the accounting firm of BKD, LLP as the independent auditors of our Company for the year ending December 31, 2007; and

•	to transact such other business as may properly come before the annual meeting.
Stockholders Entitled to Vote at the Meeting
     Stockholders of record of our common stock as of the close of business on April 10, 2007, are entitled to notice of, and to vote at, the annual meeting or any adjournment or adjournments thereof. As of this record date, 5,831,745 shares of our Company’s common stock, $0.4167 par value per share, were issued and outstanding. Each issued and outstanding share of common stock as of the record date is entitled to one vote on each matter properly to come before the annual meeting and can be voted only if the record owner is present in person at the meeting or represented by proxy. The Company has no other authorized series of common stock and no authorized preferred stock.

Voting by Proxy by Mail
     This proxy statement is being sent to you by our Board of Directors for the purpose of requesting that you allow your shares of common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. We urge you to complete, date and sign the enclosed form of proxy and return it promptly in the enclosed postage prepaid envelope. If you properly complete and sign your proxy card and send it to us so that it is received in time to vote, the shares represented by your proxy will be voted as you have directed. If you sign the proxy card but do not make specific voting instructions, your shares will be voted as follows:
•	“FOR” the election of the Board’s nominees for director named in this proxy statement; and

•	“FOR” ratification of the selection of the accounting firm of BKD, LLP as our Company’s independent auditors for the year ending December 31, 2007.
     If any other matter is properly brought before the annual meeting, your shares will be voted in accordance with the discretion and judgment of the appointed proxies. A stockholder who has delivered a proxy by mail may revoke it before it is exercised at the annual meeting by (a) filing written notice of revocation with the Secretary of our Company, (b) executing and delivering to the Secretary of our Company a proxy card bearing a later date, (c) appearing at the annual meeting and voting in person after notifying the Secretary in advance of your intent to vote in person, or (d) following the revocation procedures or proxy voting procedures (to submit a later-dated proxy) via the internet or telephone by using the internet address and telephone number mentioned below.
     If you intend to revoke your proxy by filing a written notice of revocation or executing and delivering a proxy card bearing a later date, such notice or later-dated proxy must be received by the Secretary no later than 10 a.m. on Friday, May 18, 2007, in order to be valid. If you intend to appear at the annual meeting and vote in person instead of by a proxy that has already been delivered to the Company, then you must notify the Secretary no later than 10 a.m. on Friday, May 18, 2007, of your intention to attend in person and that your proxy is thus revoked. Revocations or later-dated proxies via the internet or telephone must be made by 11:59 p.m. (eastern time), Sunday, May 20, 2007, in order to be effective. Any revocations or later-dated proxies received after these deadlines will be disregarded.
     Many stockholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold your shares in one of these ways, you are considered a beneficial owner, not a record owner. Your broker or nominee will send you voting instructions for you to use in directing the broker or nominee on how to vote your shares. Your broker or bank may allow you to deliver your voting instructions via the telephone or the internet. The Company also permits voting via the telephone or internet for record owners, as described in more detail below.
Voting by Proxy by the Telephone or Internet
     This year we are again asking our stockholders to help save the Company money by voting their proxies via the internet or telephone, rather than by return mail.
     If you are a beneficial owner, but not a record owner, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Most institutions make internet or telephone voting options available to their beneficial owners, so please see the voting instructions from those institutions for specific information about how to vote via the internet or telephone.
     If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to vote by proxy. We encourage our registered stockholders to vote:
     By internet – www.proxyvote.com; or
     By touch-tone telephone – (800) 690-6903.
     Please have your proxy card in hand when you access the website or call the toll-free number. You will be prompted to enter your 12-digit Control Number, which is located below the voting instructions on the proxy card. Then you can follow the directions provided.

     If you elect to vote via the internet or telephone, only votes cast no later than 11:59 p.m. (eastern time) on Sunday, May 20, 2007, will be accepted. If you vote via the internet or telephone and wish to revoke your proxy, you can make the revocation by internet or telephone, using the website or telephone number listed above, or by following one of the other procedures for revocation of mailed proxies set forth above under “Voting by Proxy by Mail,” provided that you meet the requirements and deadlines listed.
Electronic Delivery of Proxy Materials
     This proxy statement and our 2006 Annual Report to Stockholders are available in advance of the annual meeting in the “Investor Relations” section of our Company’s website at www.mercbanx.com. Most stockholders can elect to view proxy statements and annual reports over the internet instead of receiving paper copies in the mail. Doing so will save the Company printing and mailing expense.
     If you are a stockholder of record, you may choose this option and save our Company the cost of printing and mailing these documents in the future by either following the instructions provided when you vote over the internet or by enrolling at any time throughout the year at www.InvestorDelivery.com. If you hold your shares through a bank, broker, or other holder of record, please refer to the information provided by that entity for instructions on how to elect to access future proxy statements and annual reports over the internet. Such an option may or may not be available to beneficial owners, depending upon the procedures followed by the bank, broker or other holder of record.
     If you choose to view future proxy statements and annual reports over the internet, you will receive an e-mail message next year containing the internet address to access our Company’s proxy statement and annual report. You do not have to elect internet access each year. To view, cancel or change your enrollment profile, please go to www.InvestorDelivery.com. Your choice will remain in effect until you indicate otherwise.
Attending the Meeting and Voting in Person
     You may attend the annual meeting regardless of whether you have elected to vote your shares by proxy. If your shares are held in the name of your broker, bank or other nominee (commonly referred to as being held in “street” name), proof of your beneficial ownership may be required before you will be admitted to the meeting. Examples of proof of ownership are a recent brokerage statement or a letter from a bank or broker.
     If you attend the annual meeting and wish to vote in person, we will give you a ballot when you arrive. If you want to vote shares of common stock that are held in street name in person at the meeting, you will have to obtain a written proxy in your name from the broker, bank or other nominee who holds your shares and present this proxy at the meeting.
Quorum Requirement
     A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy of stockholders holding a majority of the total outstanding shares of our Company’s common stock will constitute a quorum at the annual meeting. Shares of common stock represented by a proxy that directs that the shares be voted to abstain or to withhold a vote on matters will nevertheless be counted in determining whether a quorum is present. Shares of common stock as to which there is a “broker non-vote” will also be counted as present or represented at the meeting for purposes of determining a quorum, even though shares represented by “broker non-votes” will not be deemed entitled to vote on those matters as to which the broker does not have authority to vote such shares. “Broker non-votes” are proxies submitted by brokers that do not indicate a vote for some or all of the proposals because the broker has not received instructions as to how to vote on those proposals and does not have discretionary voting authority with respect to such proposals. If a quorum should not be present, the annual meeting may be adjourned from time to time until a quorum is obtained.
Required Vote to Approve Each Proposal
     Election of Directors. Directors are elected by a plurality of the votes cast, in person or by proxy, by stockholders entitled to vote at the annual meeting for that purpose. A “plurality” means receiving a higher number of votes than any other candidate. In other words, the eight nominees receiving the most “FOR” votes will be elected director. Stockholders can withhold authority to vote for one or more nominees for director. Votes withheld from a particular nominee may under particular circumstances have an effect on the election of directors or result in the defeat of one or more of the Board’s nominees because there may be other nominees for open Board seats that are presented at the meeting. Stockholders do not have cumulative voting rights in the election of directors, meaning they cannot aggregate their votes for any one or more nominees.
     Ratification of Auditors. The affirmative vote of a majority of the votes cast is required for the ratification of the selection of BKD, LLP as our independent auditors for the year ending December 31, 2007. Any stockholder represented in person or by proxy at the meeting and entitled to vote on the subject matter may elect to abstain from voting on this proposal. If so, such abstention will not be counted as a vote cast on the item and, therefore, will have no effect on the outcome of the vote on the item. Stockholders not attending the meeting, by proxy or in person, will also have no effect on the outcome of this proposal.
     Other Matters. The affirmative vote of a majority of the votes cast on any other matter is required for the approval of any such other matter as properly may come before the annual meeting or any adjournment thereof, unless the Company’s certificate of incorporation or bylaws or applicable law requires otherwise. Stockholders whose shares are represented in person at the meeting may elect to abstain from voting on these proposals. If so, such abstention will not be counted as a vote cast on such proposal and, therefore, will have no effect on the outcome of the vote on the matter if the vote requirement is a majority of the votes cast. Stockholders not attending the meeting, by proxy or in person, will also have no effect on the outcome of these proposals under this vote requirement.
     Effect of Broker Non-Votes. As previously stated, broker non-votes are proxies submitted by brokers that are not voted for some or all of the proposals because the broker has not received instructions as to how to vote on those proposals and does not have discretionary voting authority with respect to such proposals. Although such broker non-votes count for purposes of determining a quorum, broker non-votes do not count as shares represented in person or by proxy and entitled to vote on the proposals for which the broker does not have discretionary authority to vote and has not received instructions on how to vote. Therefore, with respect to any proposals requiring the affirmative vote of a majority of the votes cast, in person or by proxy at the meeting, and entitled to vote thereon (such as Item 2 in this proxy statement) or a plurality of the votes cast in person or by proxy (such as Item 1 in this proxy statement), broker non-votes will have no effect upon the outcome of the vote. With respect to any proposals requiring the affirmative vote of a designated percentage of all outstanding shares entitled to vote or of a quorum, broker non-votes will be the equivalent of a vote “AGAINST” such proposals.
Solicitation of Proxies
     Our Board of Directors is making this solicitation of proxies for the annual meeting. We will bear all costs of such solicitation, including the cost of preparing and mailing this proxy statement and the enclosed form of proxy. After the initial mailing of this proxy statement, proxies may be solicited by mail, telephone, facsimile transmission or personally by directors, officers, employees or agents of the Company or its subsidiaries. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held of record by them, and we will pay their reasonable out-of-pocket expenses. The Company acts as its own transfer agent and thus bears any related costs.
     A list of stockholders entitled to vote at the annual meeting will be available for examination at least ten days prior to the date of the annual meeting during normal business hours at the principal place of business of the Company located at 440 Maine Street, Quincy, Illinois. The list also will be available at the annual meeting.
ITEM 1
ELECTION OF DIRECTORS
The Board of Directors; Expansion of the Board
     The first item to be submitted to a vote at the annual meeting is the election of eight (8) directors of the Company, each to serve for a term of one year to expire at the 2008 annual meeting of stockholders. Our Board of Directors currently consists of seven (7) members, as follows: Ted T. Awerkamp, Dan S. Dugan, Michael J. Foster, William G. Keller, Jr., Frank H. Musholt, Dennis M. Prock and Walter D. Stevenson III. On February 27, 2007, the

Board of Directors amended the Bylaws of the Company to increase the number of directors from seven (7) to eight (8), effective as of the date of this annual meeting. Also at its February meeting, in addition to re-nominating the seven incumbent directors, listed above, the Board of Directors designated a new, eighth nominee, James W. Tracy, to fill the newly created directorship. The Nominating/Corporate Governance Committee determined in January 2007 to expand the number of directors, with the approval of the Board, in an effort to add depth of business experience, such as that possessed by Mr. Tracy, while increasing the number of independent directors and thereby strengthening the Board’s committee structure.
     Mr. Tracy has served for many years as a director of one of the Company’s subsidiary banks, Brown County Bank in Mt. Sterling, Illinois, and in this capacity has become well known to senior management of the Company. Dan S. Dugan, Chairman of the Board of the Company, was principally responsible for bringing Mr. Tracy to the Board of Directors of Brown County Bank, and more recently Mr. Dugan again played a key role in suggesting to the Nominating/Corporate Governance Committee of the Board of Directors that serious consideration be given to nominating Mr. Tracy for director of the Company. At the Committee’s request, Mr. Dugan approached Mr. Tracy in January 2007 to determine whether Mr. Tracy were willing to be nominated and, if elected, to serve as a director of the Company. After confirming his interest, representatives of the Committee interviewed Mr. Tracy in February 2007, ultimately leading to the Committee’s recommendation and Board’s nomination of him for election as director this year.
     Unless authority to vote for the nominees or a particular nominee is withheld, all shares represented by properly executed proxies in the form enclosed will be voted for the election of these eight nominees as directors. In the event that one or more of the nominees should become unavailable for election prior to the meeting, the shares represented by properly executed proxies in the enclosed form will be voted for the election of such substitute nominee or nominees as may be designated by the Board of Directors, unless the authority to vote for all nominees or for the particular nominee who has ceased to be a candidate has been withheld. Each of the nominees has indicated his willingness to serve as a director if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable for election.
     The Board of Directors recommends that you vote FOR the election of Ted T. Awerkamp, Dan S. Dugan, Michael J. Foster, William G. Keller Jr., Frank H. Musholt, Dennis M. Prock, Walter D. Stevenson III and James W. Tracy as directors.
Information on Nominees
     The following table sets forth certain information with respect to each person nominated by the Board of Directors for election as a director at the annual meeting.

		Position	Company
Name	Age	With our Company	Director Since
Ted T. Awerkamp	49	President and CEO	1994
Dan S. Dugan	66	Chairman	1983
Michael J. Foster	59	Director	2003
William G. Keller, Jr.	58	Director	1983
Frank H. Musholt	67	Director	1984
Dennis M. Prock	52	Director	2006
Walter D. Stevenson III	67	Director	1983
James W. Tracy	52	Nominee	n/a
     The business experience during at least the last five years of each person nominated by the Board of Directors is as follows:

     Ted T. Awerkamp was named President and Chief Executive Officer of the Company as of March 1, 2007. Prior to that date, he served as Vice President and Secretary of the Company (since 1994) and as President and CEO of MTSB (since 2005). He served as Executive Vice President and Chief Operating Officer of MTSB from 1993 to 2005. Prior to 1993, he served as Vice President of MTSB and as President, Chief Executive Officer and a director of Hamilton. Mr. Awerkamp has been a member of the Board of Directors of the Company and MTSB since 1994.
     Dan S. Dugan retired as President and CEO of the Company on February 28, 2007, after serving in such positions since 1983. He also served as President and CEO of MTSB from 1980 to 2005. Mr. Dugan now serves as a consultant to the Company. He continues to serve as a director and Chairman of the Board of the Company and MTSB, positions he has held since 1983 and 1980, respectively. Mr. Dugan also continues as a director of the majority-owned subsidiary banks of MTSB, Perry State Bank, Farmers State Bank of Northern Missouri, Royal Palm Bank of Florida and Heartland Bank, and of one of the Company’s minority-owned subsidiary bank holding companies.
     Michael J. Foster is a retired agribusiness executive. He was President of National Livestock Feed Business for ADM Alliance Nutrition, Inc. (“ADM Alliance”), a subsidiary of Archer-Daniels-Midland Company, from 1998 through 2004. ADM Alliance is headquartered in Quincy, Illinois, and manufactures and sells livestock feeds nationally and internationally. Mr. Foster has served as a director of the Company and of MTSB since 2003.
     William G. Keller, Jr., is a partner with the law firm of Schmiedeskamp, Robertson, Neu & Mitchell LLP, located in Quincy, Illinois, which acts as outside counsel to the Company and its subsidiaries. Mr. Keller has been a director of the Company since 1983 and MTSB since 1982.
     Frank H. Musholt is Vice President and General Manager of Hollister-Whitney Elevator Corporation (“Hollister-Whitney”), a manufacturer and seller of elevators and elevator equipment. He has also served as the Secretary and Treasurer of Hollister-Whitney since 1969. Mr. Musholt has been a director of the Company and MTSB since 1984.
     Dennis M. Prock is chairman of the board and founder of For Your Convenience, one of the largest distributors of convenience store equipment in the country, which since 1986 has manufactured millwork, walk-in coolers and graphics for major convenience store chains across America. Mr. Prock has been chairman of For Your Convenience since 1986 and served as its President from 1986 to 2004. From 1995 through 2002, he also served as President of Huck Store Fixture Co. in Quincy, Illinois. Mr. Prock is involved in numerous business enterprises in Missouri and Illinois. Mr. Prock has been a director of the Company and MTSB since 2006.
     Walter D. Stevenson III is a retired physician in Quincy, Illinois, and the former president of the Quincy Medical Group, a multi-specialty medical group located in Quincy. Dr. Stevenson has been a director of the Company since 1983 and of MTSB since 1976.
     James W. Tracy is Senior Vice President and General Counsel of Dot Foods, Inc., a redistributor of food products from manufacturers to distributors throughout the United States. He has served Dot Foods, Inc. for 27 years and prior to taking his current position in 2002, he was Senior Vice President of Operations. Mr. Tracy has been a director of the Company’s subsidiary Brown County State Bank in Mt. Sterling since 2000.
     There is no arrangement or understanding between any director and any other person pursuant to which such director was selected as a director.
ITEM 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
     The second item to be submitted to a vote at the meeting is the ratification of the selection of our independent auditors. The Audit Committee of our Board of Directors has selected the independent certified public accounting firm of BKD, LLP as our Company’s independent auditors to audit the books, records and accounts of our Company for the year ending December 31, 2007. Stockholders will be asked to ratify this decision.

     BKD, LLP has served as our Company’s independent auditors since 2001. A representative of BKD, LLP is expected to be present at the annual meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
     Submission of the selection of the independent auditors to the stockholders for ratification is not required by the Company’s certificate of incorporation, bylaws or applicable law. Nevertheless, the Board of Directors believes it is appropriate to give stockholders the opportunity to ratify the decision of the Audit Committee. Neither the Audit Committee nor the Board will be bound by the stockholders’ vote at the meeting but may take the stockholders’ vote into account in future determinations regarding the retention of an independent auditor. Also, submission of the matter to the stockholders this year will not limit the authority of the Audit Committee to appoint another independent certified public accounting firm to serve as independent auditors if the present auditors resign or their engagement otherwise is terminated.
     Additional information relating to the independent auditor and the work of the Audit Committee is set forth below under the heading “Audit Committee Report and Independent Auditor Information.”
The Board of Directors recommends that you vote FOR ratification of the selection of BKD, LLP.
CORPORATE GOVERNANCE
     The business and affairs of the Company are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Company’s business through discussions with the Company’s executive officers and other key employees, by reviewing materials provided to them and by participating in meetings of the Board and its committees.
     The Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements. The Board has adopted corporate governance practices, which the Board and senior management believe promote this purpose. The Board and, in particular, its Nominating and Corporate Governance Committee periodically review these governance practices, both in light of prevailing good corporate governance practices generally and for purposes of ensuring compliance with the rules and listing standards of the American Stock Exchange and the regulations of the Securities and Exchange Commission.
Director Independence
     The Board has determined that a majority of the current directors and all current members of the Nominating/Corporate Governance, Compensation, and Audit Committees are “independent” for purposes of Section 802 of the Amex Company Guide. Specifically, the Board has determined that the following directors are independent: Michael J. Foster, Frank H. Musholt, Dennis M. Prock and Walter D. Stevenson III. The Board based these determinations primarily on its review of the responses of the directors to questions regarding their personal history, their business and professional relationships with the Company as well as those of their families and their business affiliates, and other relationships they may have with management.
     The Board also has determined that director nominee James W. Tracy is independent under Section 802 of the Amex Company Guide, based on his responses to the questionnaires and discussions with him.
     In making determinations of independence, the Board considered not only the objective measures of director independence established in Section 802 of the Amex Company Guide, but also a wide range of subjective factors that might weigh into such a determination, such as personal relationships between the director and Company management, business relationships between the Company and the director (including the latter’s immediate family members and controlled business interests) that do not exceed the dollar thresholds automatically resulting in loss of independence under the Amex guidelines but that nevertheless may be significant to one or both parties, and other relationships between the director and the Company or its management that may affect independent judgment. Chief among these other relationships are customer relationships that a director may have with us.

     Generally, the Board does not believe that the mere existence of a traditional customer relationship between a director (including the director’s immediate family and controlled business interests) and the Company, where, for example, the director is a borrower, depositor or trust customer of the Company, will jeopardize the independence of the director, except in cases where the dollar amount of the relationship or account in question is extraordinarily large or where the particular relationship or account is experiencing significant difficulties.
     In reviewing the independence of the incumbent directors and our new nominee, the Board determined that none of these individuals, directly or through their families or controlled companies, had an extraordinarily large or troubled customer relationship of any kind with the Company or its banks although several maintain deposit accounts of various types with us and/or have personal or corporate loans from us of a non-troubled nature. Moreover, none of the individuals deemed independent had any business relationships with us at all, directly or indirectly through their families or controlled businesses. The only non-employee director with substantial business ties to the Company was Mr. Keller who, because of the extent of his law firm’s representation of the Company, was deemed not to be independent.
     Finally, none of the individuals deemed independent had personal ties to Company management that were considered by the Board to be so material as to compromise his independence.
Executive Sessions of Non-Management Directors
     The Company’s Corporate Governance policies require the Board to provide for regular executive sessions including only non-management directors. At least once a year, the Board holds an executive session including only independent directors. In addition, the Board’s three principal committees, Nominating/Corporate Governance, Compensation and Audit, consist of only independent directors, and the chairmanship of these committees rotates among those directors. Therefore, each meeting of those committees permits the independent directors to address Company business in executive session to the extent desired, and each independent director has a significant role in setting committee agendas and conducting committee meetings.
Information Concerning the Board and Committees of the Board
Board Meetings; Attendance Record
     In 2006 our Board of Directors held 12 regular and five special meetings. Each director attended at least 75% of the regular meetings of the Board during the year and 100% of the meetings of committees of the Board on which he served (in each case for the period during which he served). Our directors discharge their responsibilities throughout the year, not only at Board and committee meetings, but through personal meetings and other communications with members of management and others regarding matters of interest and concern to our Company.
     Our directors are expected to attend our annual meeting of stockholders absent a compelling reason, such as a family or medical emergency, but we do not otherwise have a policy regarding such attendance. All directors were present at the annual meeting of the stockholders held in May 2006. The Board of Directors typically holds its annual meeting immediately following the annual meeting of stockholders, which facilitates the directors’ ability to attend the annual meeting of stockholders.
Board Committees
     Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. There currently are no other standing executive or other committees of our Board, or committees performing similar functions. The current members of all three committees are currently Messrs. Foster, Musholt and Prock and Dr. Stevenson, each of whom the Board of Directors has determined to be “independent” under the guidelines set forth in the Amex Company Guide. The duties of each of these committees are described briefly below. A more complete description of each Committee’s functions is provided in its charter which is available on our internet website in the “Corporate Governance” section under “Investor Relations” at www.mercbanx.com.

     Audit Committee. The Audit Committee acts on behalf of the Board in reviewing the financial statements of the Company and in approving and overseeing the relationship between the Company and its independent auditor. In addition to monitoring the scope and results of audit and non-audit services rendered by our independent auditor, the committee reviews the adequacy of internal controls, internal auditing and the results of examinations made by supervisory authorities. The Committee also performs other duties, including oversight of our whistle-blowing policy and review and approval of certain related party transactions. The Board of Directors has determined that each member of the committee, in addition to qualifying as “independent” under Section 802 of the Amex Company Guide, also qualifies as “independent” under the more stringent requirements set forth in Section 10A(m)(3) of the Securities Exchange Act of 1934 and Section 803 of the Amex Company Guide, both applicable to audit committee members. Each member also has been deemed to qualify as an “audit committee financial expert” within the meaning of the rules and regulations of the Securities and Exchange Commission. The Audit Committee met four times during 2006.
     Compensation Committee. The Compensation Committee has the responsibility to make certain determinations regarding executive compensation, and to review and make recommendations to the Board of Directors generally regarding our executive compensation program, as well as the compensation of our directors. Among other tasks, the Committee sets annual performance targets under our Incentive Compensation Plan and oversees plan payments if targets are met. For more information on the executive compensation program, see the section entitled “Compensation Discussion and Analysis” beginning on page 16. The Compensation Committee met five times during 2006.
     Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee is responsible for the director nomination process, including evaluating and recommending director nominees and appointments to Board committees, and overseeing the identification and evaluation of candidates for nomination. The Committee also is charged with developing and recommending a set of corporate governance principles applicable to the Company, and identifying other corporate governance issues for the Board. The committee held two meetings during 2006.
     Any stockholder desiring a paper copy of any of these charters may obtain one by making a written request to the Corporate Secretary at the following address: Mercantile Bancorp, Inc., 440 Maine Street, Quincy, Illinois 62301, Attention: Corporate Secretary.
Compensation Committee Interlocks and Insider Participation
     At December 31, 2006, members of the Compensation Committee were Directors Foster, Musholt, Prock and Stevenson. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding executive compensation. During 2006, no member of the Committee was, or had ever been, an officer or employee of the Company or any of its subsidiaries, or had any substantial business dealings with the Company. No member of the Committee has ever been an officer of the Company or its subsidiaries. In addition, no “compensation committee interlocks” existed during fiscal year 2006, that is, no member of our Compensation Committee was an executive officer of another publicly traded company on whose compensation committee any of our executive officers served.
Stockholder Communications with Directors
     Our policy is to forward to our directors any stockholder correspondence we receive that is addressed to them. Stockholders who wish to communicate with our Board or individual directors may do so by sending their comments in writing addressed to the Board or to the individual director or directors at our headquarters at 440 Maine Street, Quincy, Illinois 62301. Stockholders wishing to submit candidates for nomination or election as directors of our Company or wishing to submit other proposals for consideration by our stockholders at the annual meeting should review the information set forth below under the headings “Nomination of Directors; Stockholder Access to Process” and “Stockholder Proposals for the Annual Meeting.”
Code of Ethics Applicable to Directors, Officers and Employees
     We have adopted a Code of Ethics for directors, officers and employees including our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions. A copy of this Code of Ethics was filed as an exhibit to the Company’s Annual Report on Form 10-K and is available on our internet website in the “Corporate Governance” section under “Investor Relations” at

www.mercbanx.com. Any substantive amendments to this Code, or any waivers from the code granted for any director or senior officer, including our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions will be disclosed in a report on Form 8-K filed with the SEC.
Nomination of Directors; Stockholder Access to Process
Nomination Process
     On an annual basis, the Nominating/Corporate Governance Committee of the Board makes recommendations to the full Board on individuals it believes should be nominated for director, including, if appropriate, re-nomination of incumbent directors, accompanied by key factors underlying its recommendations. If it so chooses, the Committee may include with its recommendations a report on other candidates considered by it but not recommended for nomination, including candidates the Committee believes should be given serious consideration for nomination in future time periods as well as candidates considered by the Committee that were deemed unsuitable for nomination. The Committee will include in its report any suggestions received from stockholders on nominees and its reaction to such suggestions. The full Board reviews and discusses the Committee’s recommendations and report, and then determines the slate of nominees to be submitted by the Board for stockholder approval at the ensuing annual meeting.
     To the extent vacancies in the Board arise between annual stockholders’ meetings or the Board determines to expand the number of directors between annual meetings, the Committee will be expected to prepare an ad hoc review and recommendation of suitable candidates for appointment to the vacant or newly created directorships, utilizing a process similar to that undertaken by it in connection with elections of directions at annual meetings. Thereafter, the full Board will review the Committee’s recommendations and make the final determination on appointment of appropriate persons to the new directorships on an interim basis.
Identification of Candidates
     On an ongoing basis, the Nominating/Corporate Governance Committee identifies and reviews possible candidates for director and, if appropriate, conducts inquiries into the backgrounds and qualifications of candidates. The Committee may identify candidates as a result of suggestions received by it from Committee members, other directors, or Company officers or search firms retained by the Committee. In addition, the Committee considers any suggestions on director candidates that may be received from stockholders from time to time.
Director Qualifications
     The Committee and the full Board believe that the Board should be comprised of directors with varied, complementary backgrounds, and that directors should, at a minimum, have knowledge and experience that may be useful to our Company. Directors should also possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to our business. In accordance with its charter, the Nominating/Corporate Governance Committee has identified the following additional attributes as desirable for its directors: knowledge of the banking industry; financial expertise; experience in the management or leadership of a substantial private business enterprise or educational, religious or not-for-profit organization; and such other professional experience that the Committee determines may be helpful on the Board. The Committee also considers a candidate’s relationships with customers and potential customers and, for those candidates who are also customers, the nature, dollar amount and history of the candidates’ customer relationship with the Company. In identifying director candidates, the Committee makes every effort to ensure that the Board and its committees will include the required number of independent directors, as that term is defined by the American Stock Exchange and the SEC. In determining whether an incumbent director should be retained and stand for re-election, the Committee considers the quality of the director’s past service to the Company, including the director’s attendance record at meetings.
Stockholder Submission of Candidates to Committee for its Consideration and Possible Nomination
     Any stockholder wishing to submit the names of one or more individuals for consideration by the Nominating/Corporate Governance Committee and the full Board as nominees for director of the Company must follow the Company’s procedures for stockholder submission of candidates, as formulated by the Committee and approved by the Board. A copy of these procedures can be found on our internet website in the “Corporate Governance” section under “Investor Relations” at www.mercbanx.com. There is no assurance that the Committee will act within any specified time period in response to stockholder suggestions or that candidates or their proponents will be entitled to make a presentation to the Committee or receive any formal Company or Committee decision.
Direct Nomination of Candidates by Stockholders at Annual Meeting
     In addition to submitting names of potential candidates for director to our Nominating/Corporate Governance Committee for possible consideration by the Committee and our Board in their annual selection of director nominees, stockholders may desire to act directly to place a candidate’s name in nomination for election as director at an annual meeting. Any stockholder wishing to do so, however, must comply with our bylaw provision governing direct nominations by stockholders. Under our bylaw, any stockholder who wishes to place a name directly in nomination for election as director at an annual meeting must, among other things, give advance notice to our Corporate Secretary at our principal executive offices not less than 120 days prior to the first anniversary of the previous year’s annual meeting of stockholders nor more than 180 days prior to such anniversary date (unless the calendar day of the current year’s annual meeting is more than 30 days before or after the calendar day of the previous year’s annual meeting). Thus, for a direct stockholder nomination to be considered at the 2008 annual meeting, notice must be received not later than January 22, 2008, and not earlier than November 23, 2007. In the event that the date of the current year’s annual meeting is changed by more than 30 days from the prior year’s annual meeting, the Board of Directors will establish a different and suitable deadline date for notices. To obtain a copy of the relevant bylaw, please contact the Corporate Secretary. The bylaw provision is also available on our internet website in the “Corporate Governance” section under “Investor Relations” at www.mercbanx.com.
Stockholder Proposals for the Annual Meeting
Stockholder Submission of Proposals to be Included in the Company’s Proxy Statement
     If a stockholder wishes to have a particular proposal considered by the Board for inclusion in the Company’s proxy statement for an annual meeting, the stockholder must satisfy the requirements established by the Securities and Exchange Commission in its proxy rules for such proposals. The SEC’s particular proxy rule, Rule 14a-8, requires that any stockholder wishing to submit such a proposal must submit it in writing to the Company at least 120 days before the anniversary date of the proxy statement mailing date for the prior year’s annual meeting, unless the upcoming annual meeting is to be held on a calendar day that is more than 30 days before or after the calendar day of the prior year’s annual meeting (in which case, the Board will separately establish the deadline date for such submissions). Stockholders who wish to submit proposals for inclusion in the Company’s proxy statement for next year’s annual meeting (in 2008) must deliver such proposals to our Corporate Secretary on or before December 20, 2007. The written notice must clearly identify the proposal, contain a brief supporting statement and all required information about the proposing stockholder, and otherwise meet the SEC’s rule.
     Proposals should be addressed to: Mercantile Bancorp, Inc., 440 Maine Street, Quincy, Illinois 62301, Attention: Corporate Secretary.
Direct Submission of Proposals by Stockholders for the Annual Meeting
     Stockholders who meet certain requirement set forth in our bylaws may be in a position to submit a personal proposal directly to an annual meeting of stockholders for consideration by the stockholders, even if the stockholder does not wish to submit such proposal to the Board of Directors for inclusion in the Company’s proxy statement. Of course, any stockholder directly submitting a proposal at an annual meeting is unlikely to be in a position to secure an affirmative vote of a majority of the shares present or represented in favor of such proposal, unless the submitting stockholder separately solicits proxies in favor of such proposal, which may be an expensive process and is regulated by the SEC’s rules. Under our bylaws, any stockholder may submit such a proposal for presentation at an annual meeting by delivering a written notice to the Corporate Secretary that complies with the requirements in our bylaws, including the deadline for delivering such notice, the contents of the notice and the subject matter of the proposal. For such a stockholder proposal to qualify for presentation at next year’s annual meeting (in 2008), the Company must receive the proposal no later than December 20, 2007. To obtain a copy of the relevant section of the bylaws, please contact the Corporate Secretary. The provision is also available on our internet website in the “Corporate Governance” section under “Investor Relations” at www.mercbanx.com.
     Proposals should be addressed to: Mercantile Bancorp, Inc., 440 Maine Street, Quincy, Illinois 62301, Attention: Corporate Secretary.

     The deadline under the bylaws has already passed for direct submission of stockholder proposals for this year’s annual meeting.
AUDIT COMMITTEE REPORT AND INDEPENDENT AUDITOR INFORMATION
Audit Committee Report
     The Audit Committee of the Board of Directors submits the following annual report. The committee currently consists of four directors, each of whom is independent as defined in the American Stock Exchange listing standards and the rules and regulations of the Securities and Exchange Commission defining independence of audit committee members, and each of whom has been determined by the Board of Directors to be an “audit committee financial expert” within the meaning of the SEC’s rules and regulations.
     The committee assists the Board of Directors in fulfilling its oversight role relating to the Company’s financial statements and the financial reporting process, including the system of disclosure controls and internal controls and procedures. Its duties include approving the engagement of the independent auditor annually, reviewing the independent auditor’s qualifications, independence and performance, and monitoring the internal audit function. The Board of Directors has adopted and annually reviews the committee’s charter, which sets forth these and the committee’s other duties in detail. The charter is available on the Company’s internet website in the “Corporate Governance” section under “Investor Relations” at www.mercbanx.com.
     The committee has reviewed and discussed, both with management and with BKD, LLP, the Company’s independent registered public accounting firm, the Company’s audited consolidated financial statements for December 31, 2006. Management has the responsibility for the preparation of the Company’s consolidated financial statements and for assessing the effectiveness of internal control over financial reporting. The independent registered public accounting firm has the responsibility for the audit of the consolidated financial statements and the audit of management’s assessment. The independent registered public accounting firm reports directly to the Committee, which meets with them on a regular basis and in separate executive sessions when appropriate.
     The committee has discussed with BKD, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees” (as amended by Statement on Auditing Standards No. 90, “Audit Committee Communications”).
     The committee approved the engagement of BKD, LLP as its independent registered public accounting firm for 2006 and 2007, as well as the scope of their engagement for each year. In this context, the committee has received from BKD, LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” relating to auditor independence, and has discussed with BKD, LLP the firm’s independence. The committee has also considered whether the provision by BKD, LLP of non-audit services to the Company is compatible with BKD, LLP’s independence.
     Based upon the committee’s review and discussions noted above, the committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
Committee Members:
Michael J. Foster, Chairman
Frank H. Musholt
Dennis M. Prock
Walter D. Stevenson III

Principal Accounting Fees and Services
     The following table presents fees billed for professional audit services rendered by BKD, LLP for the audit of our Company’s annual financial statements for 2005 and 2006, and fees billed for other services rendered by BKD, LLP during such years.

Type of Fee	2005	2006
Audit Fees (1)	$194,400	$269,356
Audit-Related Fees (2)	71,800	78,000
Tax Fees (3)	27,500	31,800
All Other Fees	0	0

Total	$293,700	$379,156

(1)	Audit Fees, including out-of-pocket costs, are for the audit of the Company’s financial statements for the years ended December 31, 2005 and 2006. Also included are the fees related to the preparation of reports filed by the Company with the SEC under section 13(a) of the Securities Exchange Act of 1934 (e.g., annual reports on Form 10-K, quarterly reports on Form 10-Q), which the Company has been required to file since February 2005.

(2)	Audit Related Fees include the aggregate fees and out-of-pocket costs paid by us to BKD, LLP during 2005 and 2006 for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and not included in Audit Fees, including a separate profit sharing plan audit.

(3)	Tax Fees include the aggregate fees paid by us to BKD, LLP during 2005 and 2006 for professional services rendered for tax compliance, tax advice and tax planning.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
     Pursuant to its charter, the Audit Committee is responsible for reviewing and approving, in advance, the engagement of our independent auditor and any permissible non-audit engagement or relationship between our Company and its independent auditors. In addition to approving our engagement of BKD, LLP to conduct the audit of our Company in each of the last three years, the Audit Committee has approved each permissible non-audit engagement or relationship between our Company and BKD, LLP entered into since January 1, 2005. The percentage of audit-related fees, tax fees and all other fees that were approved by the Audit Committee for fiscal 2006 equaled 100% of the total fees incurred. We have been advised by BKD, LLP that substantially all of the work done in conjunction with its audit of our financial statements for the most recently completed fiscal year was performed by permanent full-time employees and partners of BKD, LLP.

COMPENSATION OF DIRECTORS
     The following table sets forth for the year ended December 31, 2006 the compensation paid to each director of the Company other than directors who were also executive officers and whose compensation is included in the Summary Compensation Table for executive officers on page 23.
Compensation of Non-Management Directors

	Fees Earned or Paid in	All Other Compensation
Name	Cash ($)	($)	Total ($)
Michael J. Foster	17,304	0	17,304
William G. Keller, Jr.	17,304	0	17,304
Frank H. Musholt	17,304	0	17,304
Dennis M. Prock*	11,536	0	11,536
Harold W. Knapheide III *	5,768	0	5,768
Walter D. Stevenson III	17,304	0	17,304

*	As of the annual meeting of stockholders held in May 2006, Mr. Knapheide retired as a director and Mr. Prock was elected as a director.
     All of the directors of the Company in 2006 also served as directors of the Company’s principal subsidiary bank, MTSB, and received directors’ fees from MTSB as well as the Company. No additional fees are paid to directors for their service on committees of any board.
     Directors’ fees for service on the Board of Directors of the Company or any subsidiary of the Company are reviewed and, if appropriate, adjusted annually by the board of the respective entity. Directors’ fees are established as an annual amount for each director, which is then paid to the director in twelve (12) equal installments. In 2006, the annual fee amount for Company directors was $17,304, and the annual fee amount for MTSB directors was $21,696. For 2007, these amounts have remained the same.
     In 2006, no outside director received any compensation from the Company or its subsidiaries other than directors’ fees for services rendered on the boards of directors of such entities.
     Prior to 2007, all directors of the Company, including those directors who were also executives of the Company (i.e., inside directors), received directors’ fees for their service on the board of the Company and any subsidiary of the Company. In December 2006, the Board of Directors determined that directors’ fees would not be paid in 2007 to inside directors of the Company or any outside (non-employee) directors who did not qualify as independent, and the boards of directors of the Company’s subsidiaries made the same determination.
     Throughout 2006, directors Dugan and Awerkamp were inside directors of the Company and MTSB and, in Mr. Dugan’s case, an inside or non-independent director of several additional majority- or minority-owned subsidiaries of the Company. Like outside directors on these boards, they received directors’ fees, the aggregate amount of which is included for each of them in the “Salary” column of the Summary Compensation Table for the Executives on page 23. Beginning January 1, 2007, when the change in policy described in the preceding paragraphs became effective, Messrs. Dugan and Awerkamp ceased to be eligible to receive directors’ fees for their service on the various boards. This was also true of Mr. Keller, who although an outside director did not qualify as independent given the business relationship between his law firm and the Company.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Executive Officers
     Executive officers of our Company are appointed by the Board of Directors and serve at the discretion of the Board. The following are the current executive officers of our Company.

Name	Age	Position
Ted T. Awerkamp	49	President and CEO
Michael P. McGrath	52	Executive Vice President, Chief Financial Officer, Secretary and Treasurer
Daniel J. Cook	51	Executive Vice President and Chief Investment Officer
     Dan S. Dugan, the former President and Chief Executive Officer of the Company, retired from such positions on February 28, 2007, but remains Chairman of the Board.
     There is no arrangement or understanding between any executive officer and any other person pursuant to which such executive officer was selected as an officer.
Compensation Discussion and Analysis
     In this Compensation Discussion and Analysis, references to “Committee” are to the Compensation Committee of our Company’s Board of Directors, which has general responsibility for the establishment, direction and administration of all aspects of our executive compensation program. We use the term “Executives” to refer to the executive officers of the Company listed in the Summary Compensation Table, except for the period following Mr. Dugan’s retirement as President and CEO on February 28, 2007, when the term includes only the remaining officers.
     This Compensation Discussion and Analysis has been prepared by management of the Company. The Company is responsible for this Analysis and for the disclosure controls relating to executive compensation. The Compensation Discussion and Analysis is not a report or disclosure of the Committee. However, the Committee has reviewed and discussed the Analysis with management and has submitted a Report hereon which immediately follows this Analysis.
     The Committee. As discussed above under the heading “Corporate Governance—Information Concerning the Board and Committees of the Board,” the Committee currently is composed of four independent directors, none of whom is an officer or employee of our Company or any subsidiary bank. The Committee’s principal function is to oversee and make decisions and recommendations regarding executive compensation.
     General Compensation Policy. Our Company’s executive compensation policy is premised upon two basic goals: (1) to attract and retain qualified individuals who provide the skills and leadership necessary to enable our Company and its subsidiary banks to achieve earnings growth, capital compliance and return on investment objectives, and (2) to create incentives for those individuals to achieve Company and individual performance objectives through the use of performance-based compensation measures. The Company also has a goal of creating a mutuality of interest between executive officers and stockholders through compensation structures that correlate a material portion of executive compensation with stockholder returns. Although at present the Company has no stock-based compensation plans or arrangements for any officers or employees, our short-term incentive plan provides a clear and effective method for motivating our Executives to achieve financial results that will drive share value, to the benefit of the stockholders.
Overview of Executive Compensation Components
     In 2006, our compensation program for the Executives consisted of several compensation components, which are identified in the following paragraphs and discussed individually in more detail below. In determining the structure and levels of each element of executive compensation, the compensation package is considered in total, rather than any one element in isolation. As more fully described in the ensuing sections of this Analysis, the ultimate determination of each element of executive compensation is a subjective process in which many factors are considered, including our Company’s and/or subsidiary banks’ performance and the individual executive’s specific responsibilities, historical and anticipated personal contribution to our business, and length of service with our Company or subsidiary banks.
     The following are the material elements of the compensation program for our Executives:
•	A base salary;

•	Short-term (annual) incentive compensation;

•	Retirement benefits; and

•	Change-in-control protections.
     Each of these elements is described in more detail under “Components of Compensation,” below. We also provide various health and welfare benefits to the Executives on the same basis as apply to all salaried employees, as well as modest perquisites and personal benefits to assist the Executives in performing their functions. The perquisites and benefits are discussed in the Summary Compensation Table and footnotes to the table.
Use of Consultants; Market Data
     In recent years, we have used compensation consultants occasionally to assist management, the Committee and the Board in refining and updating our compensation program and plans, not only for the Executives but for all employees. Some of these consultants are asked to review and make recommendations on only selected aspects of compensation; others may be instructed to review and comment upon our executive compensation program as a whole.
     In October 2006, the Committee retained Donald L. Norman, Jr., a lawyer with the firm of Barack, Ferrazzano, Kirschbaum, Perlman & Nagelberg LLP of Chicago, Illinois, to provide the Committee and Board with an overall review of executive compensation components typically maintained by similarly situated bank holding companies and recommendations for changes to the Company’s compensation package. Mr. Norman provided the Board with a written description of the following compensation components that similarly situated bank holding companies customarily maintain: employment agreements, a deferred compensation plan, salary continuation agreements, an equity incentive plan, and change-of-control protections. Mr. Norman specifically recommended that the Company engage a compensation consultant with experience in developing compensation packages for bank holding companies, who, in addition to overall advice, could assist the Committee in committing to written form our short-term incentive compensation plan and refining the plan to create further incentives for the Executives to work for the future financial performance of the Company and to identify appropriate objective measures of that performance.
     In addition, the Committee and Board concluded, based in part on Mr. Norman’s advice, to enter into multi-year employment agreements with each of the continuing Executives, President and CEO Ted T. Awerkamp and Executive Vice Presidents Michael P. McGrath and Daniel J. Cook. The agreements would contain standard terms and conditions, including the right to receive base salary, to participate in the incentive compensation plan, and to receive standard benefits, as well as protection against termination of employment following a change-in-control of the Company.
     In December 2006, the Committee engaged Community Bank Consulting Services, Inc. (“CBCS”), a St. Louis-based consultant, for the purpose of drafting the plan. Until year-end 2006, our short-term incentive compensation plan (“Incentive Compensation Plan”) was unwritten and consisted of a set of practices that had evolved over recent years, under which the Committee would establish on an annual basis financial performance targets for the Company that, if met, would result in cash payments to executives and other key employees. After reviewing our practices, CBCS advised the Committee that, in their view, our Incentive Compensation Plan was essentially sound in that it incentivized the Executives to achieve financial results directly beneficial to stockholders. CBCS recommended, however, that (i) the plan be adopted in written form and (ii) the plan be expanded to permit use of a wider range of financial targets to enable the Committee to fine tune incentives across the management team. CBCS based its advice in part on CBCS’s review of the 2006 base salary and cash incentive compensation comparison data for similarly sized banking organizations located in Illinois, Iowa and Wisconsin. In response to the recommendations, the Board of Directors adopted an amended Incentive Compensation Plan in March 2007, which is described in more detail below under the heading “Short-Term Incentive Compensation.”

     In February 2006 the Company retained the national firm Clark Consulting (“Clark”) to make recommendations to the Committee and the Board of Directors on the proposed terms of employment agreements with our continuing Executives and the structure of such agreements. Clark submitted recommendations on the employment agreements to the Company, which the Committee considered during meetings in March and early April 2007. The agreements were then finalized and approved by the Committee and Board. See the sections entitled “Change in Control Protections” and “Employment and Other Compensatory Agreements with Executives” on pages 20 and 26 of this proxy statement.
     We expect to continue to utilize the services of compensation consultants on a regular basis in future years. We will urge consultants, in selecting peer groups against which they review and assess our executive compensation structure and performance, to be cognizant of the peer groups utilized by our consultants in immediately preceding periods, with a view to assuring some conformity of analysis and measurement, while making adjustments in the peer group where clearly appropriate.
     Also in 2006, as in prior periods, we conducted our own internal review of executive compensation practices at a peer group of 28 similarly-sized bank holding companies located in the Midwest, with particular focus on total dollar amounts of compensation and the mix of compensation paid by our peers to various levels of executives. In preparing this internal review, we used information obtained from SNL Financial, a national information specialist for the financial services sector. On the basis of our internal review, we concluded that total compensation received by our Executives in preceding years was comparable to our peer group.
Mix of Pay
     We believe that the combination of base salary and short-term incentive compensation utilized by us in recent periods provides a suitable and effective program for compensating and incentivizing our Executives, to the benefit of our Company and our stockholders. The Committee and the Board believe that designating a portion of executive compensation to be at risk (the incentive compensation piece) advances the interests of our stockholders: we must perform satisfactorily as an organization, exceeding clear and objective financial benchmarks, in order for incentive compensation to be paid to any Executive, and then individual performance and the Executive’s personal contribution to our Company’s and/or subsidiary banks’ success will be factored in to determine precisely how much incentive compensation each Executive receives.
     Management, as well as the Committee and the Board, continue to believe that a carefully structured and operated compensatory stock plan, under which Executives receive limited grants of options or other stock awards that accrue value over time only if the Company’s stock price rises, may be of real value to the Company and its stockholders as an effective long-term incentivizing tool. However, we recognize that our stockholders, cognizant of recent and notorious abuses of stock awards by public company executives, have determined that we should not pursue such a compensatory vehicle at this time.
Components of Compensation
     Base Salary. Base salary compensates for sustained performance in the executive function. It is a standard compensatory element. The base salary for each Executive is reviewed at each year-end in comparison to the previous year’s salary. In determining whether to adjust base salary levels, recommendations and subjective assessments by senior management of individual performance are taken into account. In addition, the performance of our Company and the subsidiary banks is considered. The increases in the base salaries of our Executives for 2006 were based primarily upon a subjective analysis of our Company’s performance during the period since the last salary increase and the individual Executive’s role in generating that performance. In this regard, the analysis of performance included a review of our Company’s earnings and return on equity for the prior year. The analysis of the role played by each individual Executive in generating our Company’s performance included a consideration of the Executive’s specific responsibilities, contributions to our business, and length of service. The factors impacting base salary levels are not independently assigned specific weights. Rather, all of these factors are reviewed, and specific base pay recommendations are made which reflect an analysis of the aggregate impact of these factors. We believe that base pay levels for the Executives are within a range that is appropriate and sufficient.
     Short-Term Incentive Compensation. Our incentive compensation component is our Incentive Compensation Plan. This is a short-term incentive plan, involving establishment on an annual basis of financial targets for the Company which, if met, may result in cash payments to Executives and other key employees. Until 2007, this was not a written plan; rather the Committee, with input from management, established the financial performance targets at the beginning of the year (which targets might be different for different Executives), and then provided a cash payout at year-end for each Executive if his target level of performance had been exceeded. The amount of the payment usually was based on some other objective standard, such as a percentage of the Executive’s base salary. The plan as applied in recent years has operated with only a minimum of flexibility and discretion; selected financial measures, benchmark targets and the calculation of year-end cash payouts have been largely objective. The plan has never been submitted to a stockholder vote because deductibility of plan payments under Section 162(m) of the Internal Revenue Code is not an issue given the conservative levels of compensation we have traditionally paid our executives.
     At the beginning of 2006, the Committee selected return-on-equity (ROE) as the standard financial measure for Executives under the plan, i.e. the measure that would be used for all Executives except Mr. Dugan for 2006. The particular financial measure chosen for Mr. Dugan was the Company’s consolidated net income. For the Executives subject to the standard measure, ROE, both the ROE of the Company and the ROE of its principal subsidiary bank, MTSB, were relevant to the determination of plan payments. Basically, at the minimum threshold level of performance, if the ROE for the year for each of the relevant entities (the Company and MTSB) exceeded 8.0%, the Executive would receive a minimum cash payment from each equal to 0.5% of his base salary, for a total plan payment from both entities combined of 1% of base salary. The maximum level of the potential payments to Executives under the plan for 2006 was set at 30% ROE for both the Company and MTSB. If this level was achieved or exceeded, at either entity, the Executive would receive from that entity a cash payment equal to 19.25% of base salary, for a total maximum payment of 38.5% of base salary if both the Company and MTSB achieved a 30% ROE for the year. Between these extremes, plan payments would be based on a sliding scale determined on a straight line basis. At the midpoint of this sliding scale, that is, if both the Company and MTSB realized an ROE of 19.0% for 2006, the Executive would receive a total cash payment equal to 19.75% of base salary. For purposes of the plan awards, ROE must be determined based on the audited financial statements of the Company and MTSB, respectively, but determined prior to giving effect to any payments under the plan, and subject to adjustment to minimize fluctuations for nonrecurring events that artificially and materially increased or decreased the ROE. The same plan has been used for determining incentive compensation for non-Executive employees of the Company and its subsidiaries.
     The particular financial measure selected in 2006 for Mr. Dugan under the plan was consolidated net income. The Committee determined at the beginning of 2006 that Mr. Dugan would receive as his plan payment for the year, an amount equal to 1.0% of the Company’s consolidated net income for the year, determined in accordance with GAAP. Mr. Dugan’s right to receive a payment under the plan was not made subject to the Company’s achieving any threshold level of consolidated net income (other than positive consolidated net income) nor did the Committee establish any minimum or maximum on his payment amount, regardless of total consolidated net income realized by the Company during the year.
     Prior to plan payments and after the adjustments explained above, the Company’s ROE for 2006 was 12.6% and MTSB’s ROE was 12.6%. The Company’s consolidated net income was $10.3 million. Payments received by the Executives other than Mr. Dugan equaled an average of 5.4% of their base salaries and specifically were $9,720 for Mr. Awerkamp, $6,858 for Mr. McGrath and $7,560 for Mr. Cook. Mr. Dugan’s plan payment equaled $103,000.
     As discussed above under the heading “Use of Consultants; Market Data,” in early 2007, after weighing the recommendation of a consulting firm, CBCS, the Board of Directors, with the approval of the Committee, determined to amend the Incentive Compensation Plan, both by committing the plan to writing and by expanding the range of financial performance measures and targets that the Committee would be able to utilize when making annual plan awards to Executives. The plan as amended creates a revised formula for establishing annual plan awards. The Committee must first make a determination as to which performance factor or factors will be so-called “threshold performance triggers,” which if not met will result in Executives receiving no year-end payments under the plan, regardless of whether any of the key performance factors applicable to the Executive might be met. The Committee must then determine which additional factors, so-called “key performance factors,” will apply to Executive awards for the year and, together with the “trigger” factor(s), affect the ultimate amount of any payments. The Committee assigns a weight to each trigger or key factor, the total of which must equal 100%. If any factor is not met, the weight of that factor is added to the weight of each other performance factor that is also not met for the year and the total percentage is then applied to the Executive’s objective determinant of plan payment, i.e., the maximum percentage of his base salary that the Executive is entitled to receive if all triggers and factors are met for the year. For example, if the objective determinant of the CEO’s plan payment is 40% of base salary, the threshold performance trigger for the Executive (e.g., ROE of 8%) is met, and each other key performance factor applicable to the CEO’s plan award for the year is met, the CEO will receive a plan payment before adjustment of 40% of his then base salary.
     The plan as amended also permits an adjustment to be made by the Committee to any award calculated under the plan’s objective formula to reflect individual performance. The plan thus gives the Committee a small degree of discretion over plan awards without undercutting the importance of objective performance targets selected in advance.
     Retirement Benefits. Our retirement benefits provide post-retirement security to all eligible employees, including our Executives. There are two sources of retirement benefits covering one or more of our current Executives, as follows:
•	Our tax-qualified retirement plan (the Profit-Sharing Plan and Trust), which covers all eligible employees and is described briefly in the Narrative following the “Summary Compensation Table” below; and

•	A salary continuation agreement that the Board of Directors, with the Committee’s approval, extended to CEO Ted Awerkamp in 1994, under which following his retirement Mr. Awerkamp will receive cash payments in addition to those received by him under the qualified plan; more information is provided about these payments in the “Pension Benefits” table below as well as the Narrative following the table.
We believe the combination of these retirement benefits adequately provides for the comfort and security of our Executives following their cessation of service, such that their efforts can be directed solely to the success of the Company in their pre-retirement years.
     Change-in-Control Protections. A principal component of executive compensation is the additional income security we provide to our management team in the event the Company undergoes a change-in-control and the Executives are thereafter dismissed or de facto dismissed by reason of their demotion or reassignment to remote locations. The employment agreements that we recently entered into with our current Executives contain a change-in-control provision giving them such security. Under this provision, if during the term of the agreement the Company is the subject of a “change in control” (as defined in the agreement) and subsequently the Executive either (i) is terminated by the Company without cause or (ii) terminates his own employment following a post-change in control demotion in salary or position or relocation to a remote place of business, the Executive will be entitled to receive a lump sum cash payment in an amount equal to 250% for Mr. Awerkamp and 200% for Messrs. McGrath and Cook of (x) his current base salary at the time of termination plus (y) the amount of his payment, if any, under the Incentive Compensation Plan for the most recently completed fiscal year of the Company.
     We believe that providing this limited protection to our Executives upon a change-in-control of the Company is in the stockholders’ best interest because doing so serves to maintain a stable executive team during a change-in-control process and incentivizes management to explore, when appropriate, possible transactions involving a sale or other change in control of the Company, to the benefit of our stockholders. Under this provision in the employment agreements, the triggering of a payment requires both a change-in-control of the Company and the Executive’s loss of position. The structure of the provision makes it likely that any payment made thereunder to an Executive will not exceed the ceiling established under Section 280G of the Internal Revenue Code on the deductibility of such payments. Also, the Company is not obligated under the agreements to make any “tax gross-up” payments to taxing authorities on behalf of the Executives of amounts they would otherwise be required to pay individually in the event they receive payments following a change-in-control distribution.
     For further information on the Executives’ new employment agreements, see the discussion under the heading, “Employment and Other Compensatory Agreements with the Executives – New Employment Agreements” on page 26.
     Mr. Awerkamp may also be entitled to receive payments under his salary continuation agreement in the event of a change-in-control. For more information regarding these payments, see the discussion under the heading “Potential Payments to Executives upon Termination or Change-in-Control,” below.

Procedure for Determining Executive Compensation
     Committee and Board Roles, Generally. The Committee oversees and reviews all aspects of the Company’s executive compensation program, including welfare and personal benefits, at least annually, during its year-end meeting if not before, and often examines specific compensation issues during the year, if and as appropriate. Its fundamental goal is to ensure that overall compensation levels and incentive opportunities are competitive and reflect the performance of the Company and its subsidiary banks as well as performance of the individual executive officer. Types and amounts of compensation paid to the Executives in preceding years have some effect on the Committee’s compensation decisions for subsequent years, but are less important than current and desired future Company performance, retention needs and internal pay equity.
     The Board generally monitors the Committee’s functioning, and makes some decisions on executive compensation itself, such as approving any compensation agreements with the executives. Recommendations received from compensation consultants are carefully weighed by the Committee and the Board in making their compensation determinations.
     Specific Actions in 2006. The following outlines the timing of executive compensation decisions made by the Committee and the Board of Directors for 2006:
•	Base salary changes for Executives for 2006 were set at the December 1, 2005 meeting of the Committee, and base salary changes for 2007 were set at the December 18, 2006 meeting of the Committee. In each case, the changes were subsequently ratified by the full Board at its next meeting thereafter.

•	Financial performance measures and targets for the Executives under the Incentive Compensation Plan for 2006 (the 2006 awards) were set by the Committee and Board in February 2006 and reviewed again in October 2006, but they were not subsequently modified. The determination that such targets had been met and the decisions on the actual amount of plan payments to Executives for 2006 were made by the Committee at its January 26, 2007 meeting.

•	The amendment of the Incentive Compensation Plan was recommended by the Committee at its March 20, 2007 meeting and approved by the Board at its meeting on April 17, 2007. At the same meetings, the Committee and Board approved the financial performance measures and targets and made other preliminary determinations for plan awards for 2007.

•	The new employment agreements for the Executives were approved by the Committee at its March 20 and April 3, 2007 meetings and ratified by the Board at its April 17, 2007 meeting.

•	Mr. Dugan’s Consulting Agreement was approved by the Committee at its January 26, 2007 meeting and ratified by the Board at its February 20, 2007 meeting.
     Role of Executive Officers. Both the retiring Chief Executive Officer, Mr. Dugan, and his successor, Mr. Awerkamp, had substantial input at year-end 2006 into executive compensation decisions of the Committee and the Board. Each participated in formulating a joint set of management recommendations presented to the Committee and the Board at various stages of the determination process. Neither Mr. Dugan nor Mr. Awerkamp actively negotiated with the Company regarding the terms and conditions of the agreements entered into by each with the Company, nor did either participate in discussions at the Committee or Board level regarding their own compensation arrangements generally.
     Important Corporate and Individual Factors Utilized at Year-End 2006 in Determining Executive Compensation. In making their subjective determinations each year regarding executive compensation, the Committee and the Board consider both corporate and individual performance. Corporate factors utilized at year-end 2006 included earnings per share, net interest income, return on stockholders’ equity, return on assets, asset quality and trends in the foregoing measures, compared in each case to results achieved by the Company’s peer group institutions. Individual factors utilized in making year-end compensation decisions included the particular Executive’s initiation and implementation of successful business strategies, formation of effective management and departmental teams and various personal qualities, including leadership.

     From the corporate perspective, 2006 represented a year of solid financial performance by the Company, as earnings per share increased by 8.6 percent, net interest income rose by 6.5 percent, and average loan and deposit balances expanded significantly over 2005 levels. Stockholder’s equity increased 10 percent from $91.5 million at year-end 2005 to $100.7 million at year-end 2006. The Company maintained its momentum in 2006 despite a challenging interest rate environment. A key factor was management’s ability to keep operating costs under control, with no significant additions to staff. In addition, the Company continued to implement its growth strategy in 2006 by successfully completing the acquisition of Royal Palm Bancorp, Inc., a bank holding company in Naples, Florida, and realizing gains on the sale of minority interests in two bank holding companies.
Report of the Compensation Committee
     The Compensation Committee of the Company has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis that is required by Securities and Exchange Commission rules to be included in this proxy statement.
     Based on that review and those discussions, the Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Frank H. Musholt, Chairman
Michael J. Foster
Dennis M. Prock
Walter D. Stevenson III

Compensation Tables and Narrative Disclosure
     The following table sets forth compensation information for our Executives for services rendered to the Company and its subsidiaries in 2006.
Summary Compensation Table

					Change in
					Pension Value
					and
					Nonqualified
				Non-Equity	Deferred
Name and				Incentive Plan	Compensation	All Other
Principal		Salary	Bonus	Compensation	Earnings	Compensation
Position (1)	Year	($) (2)	($)	($) (3)	($)(4)	($)(5)	Total ($)
Dan S. Dugan, Chairman, former President and CEO (retired February 2007)	2006	519,850	0	103,000	120,000	39,138	781,988

Ted T. Awerkamp, President and CEO (effective March 2007)	2006	219,000	0	9,720	20,000	39,029	287,749

Michael P. McGrath, Executive Vice President, Chief Financial Officer, Treasurer and Secretary	2006	127,000	0	6,858	0	14,998	148,856

Daniel J. Cook, Executive Vice President and Chief Investment Officer	2006	140,000	0	7,560	0	22,185	169,745

(1)	Mr. Dugan was Chairman, President and CEO of the Company during 2006. On February 28, 2007, he retired as President and CEO, but remains Chairman of the Company. Mr. Awerkamp was Vice President and Secretary of the Company during 2006. Upon Mr. Dugan’s retirement, he was promoted to President and CEO of the Company effective March 1, 2007. Mr. McGrath was Vice President and Treasurer during 2006 but has since been promoted to Executive Vice President, Chief Financial Officer, Treasurer and Secretary. Mr. Cook was Vice President/Investments of the Company during 2006 but has since been promoted to Executive Vice President and Chief Investment Officer.

(2)	Represents base salary paid to the Executive and if he also served as a director of the Company or any of its subsidiaries, all directors’ fees received by him. The total directors’ fees for 2006 were $104,850 for Mr. Dugan and $39,000 for Mr. Awerkamp. Includes amounts deferred by the Executives under the 401(k) feature of the Company’s Profit-Sharing Plan.

(3)	All cash compensation received by each Executive for 2006 is included either in the Salary column or Non-Equity Incentive Plan Compensation column of this table. The amounts that generally would be considered “bonus” awards are found in the Non-Equity Incentive Plan Compensation column.

(4)	Represents amounts accrued under the salary continuation agreements (supplemental retirement payment agreements) for Mr. Dugan and Mr. Awerkamp.

(5)	Represents Company contributions under the Profit Sharing Plan (a qualified retirement plan) for the year 2006 of $27,451 for Mr. Dugan, $23,488 for Mr. Awerkamp, $14,998 for Mr. McGrath and $17,085 for Mr. Cook. Also includes the following perquisites for the year 2006: $3,150 in country club dues and $8,447 in car lease payments for Mr. Dugan and $3,870 in country club dues and $11,671 in car lease payments for Mr. Awerkamp. No other Executive received perquisites in 2006 valued at $10,000 or more.
     Narrative to Summary Compensation Table. For a further discussion of the details regarding the salary paid to each Executive, please see the section entitled “Base Salary” under “Components of Compensation” in the Compensation Discussion and Analysis on page 16. All amounts listed in the “Non-Equity Incentive Plan Compensation” column were awarded pursuant to the Company’s Incentive Compensation Plan, which is discussed in more detail in the section entitled “Short-Term Incentive Compensation” under “Components of Compensation” in the Compensation Discussion and Analysis on page 18.
     The amounts listed in the “All Other Compensation” column as Company contributions under the Profit Sharing Plan consist of discretionary payments made by the Board of Directors to the account of each Executive under the Mercantile Bancorp, Inc. Profit Sharing Plan and Trust. This defined-contribution profit sharing plan covers substantially all employees. Under the plan, the Board determines the total contribution to the plan, and then a portion of the total is allocated to each participant’s account in the same proportion that the participant’s compensation, plus the participant’s compensation in excess of the integration level (also called “excess compensation”), bears to the total compensation plus “excess compensation” of all participants.
     For a further discussion regarding the salary continuation agreements, which are referenced in the footnote to the “All Other Compensation” column, see the discussion under the “Pension Benefits” table on page 25.
Grants of Plan-Based Awards
     The following table sets forth the range of payments our Executives could have received under the Incentive Compensation Plan in place for 2006.

		Estimated Future Payouts Under Non-Equity Incentive Plan
	Grant	Awards (2)
	Date	Threshold ($)	Target ($)	Maximum ($)
Name	(1)	(d)	(e)	(f)
Dan S. Dugan	2/20/06	0	103,000	0
Ted T. Awerkamp	2/20/06	1,800	9,720	69,300
Michael P. McGrath	2/20/06	1,270	6,858	48,895
Daniel J. Cook	2/20/06	1,400	7,560	53,900

(1)	See the section entitled “Specific Actions in 2006” under “Procedures for Determining Executive Compensation” in the Compensation Discussion and Analysis for a discussion of the timing of the Incentive Compensation Plan awards for 2006.

(2)	For Executives whose awards in 2006 included the standard performance measure (i.e., Messrs. Awerkamp, McGrath and Cook), the threshold and maximum payout amounts are discussed under “Short-Term Incentive

Compensation” under “Components of Compensation” in the Compensation Discussion and Analysis and were based on a percentage of the Executives’ base salaries. The base salaries of Messrs. Awerkamp, McGrath and Cook for 2006 were $180,000, $127,000 and $140,000, respectively. The other Executive, Mr. Dugan, received a plan award in 2006 not involving any threshold or maximum amounts, as further discussed in the same section. The target payments for 2006 for all of the Executives represent the payouts actually received by them under the plan for 2006.
     Narrative to Grants of Plan-Based Awards Table. The estimated possible payments under non-equity incentive plan awards shows the range of payments to Executives during 2006 depending upon their meeting certain targets. Actual payments are shown in the Summary Compensation Table. For a more detailed discussion of the Incentive Compensation Plan in place for 2006 and the awards thereunder, please see the section entitled “Short-Term Incentive Compensation” under “Components of Compensation” in the Compensation Discussion and Analysis on page 18.
Pension Benefits
     The table below shows the actuarial present value of accumulated benefits under individual salary continuation agreements held by certain Executives as of December 31, 2006:

				Payments
		Number of Years	Present Value of	During Last
		Credited Service	Accumulated Benefit	Fiscal Year
Name	Plan Name	(#)(1)	($)(2)	($)
Dan S. Dugan	Salary Continuation Agreement	12	1,741,000	0
Ted T. Awerkamp	Salary Continuation Agreement	12	299,000	0

(1)	Represents the number of years that have transpired since the adoption of the agreements in 1994; however, the benefits payable under the agreements are determined by reference to the age of the Executives at their respective retirement dates and are not directly related to their respective number of years of service to the Company.

(2)	In calculating the dollar amount for Mr. Dugan, the Company assumed 180 monthly payments of $14,291.67 commencing March 1, 2007, which was the actual date payments commenced under his agreement. In calculating the dollar amount for Mr. Awerkamp, the Company assumed 180 monthly payments of $5,741.66 commencing September 1, 2022, as of which date Mr. Awerkamp would be able to retire at age 65, the normal retirement age under the agreement. With respect to the calculations for both Mr. Dugan and Mr. Awerkamp, the Company applied a discount rate of 5.5%, which was the same rate used by the Company for determining the present value of post-retirement benefits as of December 31, 2006, for purposes of its financial reports.
     Narrative to Pension Benefits Table. In 1994 the Company entered into salary continuation agreements with Messrs. Dugan and Awerkamp. Under these agreements, the Executive is entitled to receive following his retirement certain amounts in addition to the payments receivable by him under the Company’s qualified retirement plan, the Profit-Sharing Plan. The amount of the supplemental payments under the agreements depends on when the Executive retires, when his agreement payments commence, and certain other factors.
     Mr. Dugan retired as President and Chief Executive Officer of the Company on February 28, 2007, and his right to receive supplemental payments under his salary continuation agreement commenced on March 1, 2007. Pursuant to his agreement, Mr. Dugan or his beneficiaries are entitled to receive the sum of $171,500 per year, payable in monthly installments of $14,292 each, commencing on March 1, 2007 and continuing for the greater of (i) Mr. Dugan’s life, or (ii) 180 months (15 years). For a further description of the Company’s post-retirement compensation arrangements with Mr. Dugan, see the discussion below under the heading, “Arrangements with Former CEO Dugan” on page 27.
     Under Mr. Awerkamp’s salary continuation agreement, if Mr. Awerkamp retires at “normal retirement” age, that is, at age 65, he or his beneficiaries will be entitled to receive thereafter $68,900 per year, in monthly installments of $5,742, for the greater of (i) his remaining life, or (ii) 180 months (15 years). If Mr. Awerkamp retires at an “early retirement” age, that is, retires before age 65 but after age 60, he or his beneficiaries will be entitled to receive supplemental cash payments over the same period of time, but in amounts that are progressively smaller depending on how early in that time period he retires, down to a minimum cash amount of $47,824 per year, or $3,985 per monthly installment, if he elects early retirement at age 60. However, if Mr. Awerkamp retires early but elects to defer commencement of his supplemental payments until his normal retirement age of 65, he will be able to receive the higher payments receivable by him upon normal retirement.
     If Mr. Awerkamp’s employment terminates before age 60 but after age 55, he will receive supplemental cash payments under his agreement in lesser amounts. These “very early retirement” payments will be payable to him in a lump sum if he voluntarily terminates his employment during this period, or, if he is terminated involuntarily during the period for any reason other than death or “for cause,” he or his beneficiaries will receive the payments in monthly installments for the greater of (i) his life or (ii) 15 years (180 months). If Mr. Awerkamp’s employment terminates before age 55, he receives nothing under his salary continuation agreement.
     In the event Mr. Awerkamp is terminated “for cause,” he receives no payments or benefits under his salary continuation agreement, regardless of his age.
     The agreement also provides that, if Mr. Awerkamp dies while in the service of the Company before payments are due him under the agreement, the Company will pay his beneficiaries certain survivor’s benefits for 15 years. Furthermore, in certain circumstances if Mr. Awerkamp’s employment terminates after a change-in-control, he is entitled to payments from the Company. For a further discussion of these payments, see the section entitled “Potential Payments to Executives Upon Termination or Change-in-Control” on page 28.
EMPLOYMENT AND OTHER COMPENSATORY AGREEMENTS WITH EXECUTIVES
     We have in place three types of individual compensatory agreements with our current and recently retired Executives: First, we have employment agreements with each of our current top executive officers, which we entered into as of March 1, 2007. Second, we have supplemental retirement benefit agreements (so-called “salary continuation agreements”) with our current and former Chief Executive Officers, which we entered into in prior years. Finally, we have a consulting agreement with our former Chief Executive Officer, which we entered into on March 2, 2007. The employment agreements are described in the immediately following section of this proxy statement, “New Employment Agreements.” The salary continuation agreements are described above under the heading “Pension Benefits.” The consulting agreement is described below under the heading “Arrangements with Former CEO Dugan.”
New Employment Agreements
     After a series of discussions with our compensation consultants and a review of current peer group practices, our Board of Directors, upon the recommendation of our Compensation Committee, recently approved our entering into employment agreements with each of our current executive officers, Mr. Awerkamp, Mr. Cook and Mr. McGrath. These agreements, which became effective March 1, 2007, are intended to further the stability and effectiveness of our management team, while providing the Executives with substantial incentives to continue to achieve financial success at the Company level and thereby build shareholder value. For further discussion of the Company’s compensation philosophy and the decision to award employment agreements to the top executives, see the Compensation Discussion and Analysis above.
     The agreements for the three Executives are similar in structure and effect. The agreement for Mr. Awerkamp is for a term of three years and the agreements for Messrs. McGrath and Cook are for terms of two years, in each case renewable at each year-end by the Board of Directors. Under the agreements, the Executive is guaranteed an annual base salary, as the same may be adjusted upward (but not downward) from time to time, and certain job-related benefits that are typically covered by such agreements, including specified life and health insurance coverage. In addition, Mr. Awerkamp is entitled to the use of a Company automobile and limited perquisites such as club fees, and Mr. Cook is entitled to receive club fees. Each agreement also provides that the Executive will be entitled to participate in the Company’s Incentive Compensation Plan, that is, the Executive will be eligible to receive an incentive plan award for each year under which a cash payment will be made to him at the end of the year if the specified financial performance target or targets applicable to the Executive for that year are met. The agreements also specify the maximum amount of the incentive plan payment thus receivable by the particular Executive in any year, as a percentage of such Executive’s base salary – specifically, the maximum incentive plan payment for Mr. Awerkamp in any year is 40% of his base salary and the maximum incentive plan payment for each of Mr. Cook and Mr. McGrath for any year is 25% of his base salary. The base salaries currently receivable by the Executives under the agreements are $310,000 for Mr. Awerkamp, $175,000 for Mr. Cook and $175,000 for Mr. McGrath.
     The agreements also call for special payments to be made to the Executives if they are disabled, if their employment with the Company is terminated without cause, or if their employment is terminated following a change-in-control of the Company, as that term is defined in the agreements. For a further discussion of these special payment provisions, see the discussion below under the heading, “Potential Payments to Executives Upon Termination or Change-in-Control.” The agreements also contain non-competition covenants that may be triggered upon certain terminations of the Executive’s employment and, if so, apply for two years thereafter; however, in the case of either Mr. McGrath or Mr. Cook, the non-competition period would be one year if the Company terminated his employment without cause. In cases where these covenants apply, the Executives are generally precluded from being employed by or affiliated with any bank or other insured depository institution, or other entity engaged in commercial, agricultural or consumer lending or the sale of any services or products provided by the Company, if that institution or entity is located within fifty (50) miles of the corporate city limits of Quincy, Illinois, or within five (5) miles of the main or branch facility of any of the subsidiaries of the Company.
Arrangements with Former CEO Dugan
     Dan S. Dugan, long-time President and CEO of the Company and MTSB, retired effective February 28, 2007, to be succeeded by Ted T. Awerkamp. Mr. Dugan continues to serve as Chairman of the Board of Directors of the Company and MTSB, as well as director of several of the Company’s other majority-owned banks and bank holding companies and the banks and bank holding companies in which the Company owns a significant but less than 50% equity interest. However, beginning January 1, 2007, as a non-independent director of the Company, Mr. Dugan will not receive directors’ fees from the Company or any of its majority-owned banks and bank holding companies. Mr. Dugan will receive directors’ fees from banks and bank holding companies in which the Company owns a significant but less than 50% equity interest to the extent he serves as a director of any such bank or bank holding company. The fees paid to him as a director of the Company and MTSB in 2006 are identified above in the Summary Compensation Table under the column entitled “Salary”.
     Immediately following his retirement, Mr. Dugan commenced serving as a consultant to the Company, under an arrangement which has now been formalized in a written agreement between the Company and Mr. Dugan dated March 2, 2007. Under this consulting agreement, which is for a term of one year, Mr. Dugan will provide management and the Board of Directors with such advice and assistance on such corporate projects and issues as they may request from time to time, with the understanding that the time and effort to be expended by Mr. Dugan in such capacity, while significant, will not exceed on an annualized basis the time and effort expected of a part-time employee (i.e., will not involve a commitment of time exceeding 50% of the commitment required of a full-time employee). For his consulting services, Mr. Dugan will be paid a base annual fee of $75,000, subject to adjustment if services rendered are significantly greater than services expected to be rendered. Mr. Dugan is entitled under his consulting agreement to support staff and assistance and reimbursement for reasonable expenses incurred, both as required in the performance of his duties, and the payment of or reimbursement for the cost of a country club social membership.
     In addition, Mr. Dugan’s retirement triggered the obligation of the Company to make supplemental retirement payments to him under the salary continuation agreement entered into between Mr. Dugan and the Company in 1994. The amount and timing of these supplemental retirement payments are disclosed above in the section entitled “Pension Benefits.” As a retiree, Mr. Dugan is also receiving payments under the Company’s qualified retirement plan, the Profit Sharing Plan, determined in accordance with the plan in a manner comparable to the manner in which plan payments are determined for all retired employees who participated in the plan.
     Because of his long-time prior service as Company CEO and his continuing services as a consultant, Mr. Dugan is not deemed an “independent director” for purposes of the Amex listing requirements or certain applicable provisions of the securities laws.
POTENTIAL PAYMENTS TO EXECUTIVES UPON TERMINATION OR CHANGE-IN-CONTROL
Recent Developments – New Employment Agreements for Executives
     As discussed in the immediately preceding section of this proxy statement under the heading “New Employment Agreements,” each of the Company’s top Executives recently received an employment agreement from us, under which, among other things, the Executives are entitled to receive special cash payments if their employment with us is terminated under non-standard circumstances, such as following a change-in-control of the Company. These agreements became effective on March 1, 2007.
     The information required to be set forth in this section of the proxy statement, regarding special benefits that may be payable to executives upon termination of their employment under various circumstances, normally assumes for purposes of presentation and analysis that the executives’ employment should be deemed to have terminated, hypothetically, as of the last day of the preceding fiscal year, in this case, as of December 31, 2006. We have followed this presumption, but also have assumed for purposes of our discussion and the tables presented below that the new employment agreements recently granted to our Executives were in effect as of such date, i.e., December 31, 2006, although in fact they were not.
Voluntary Termination or Early Retirement
     Under the new employment agreements, an Executive may terminate his employment during the term of the agreement, upon 6 months written notice to the Company, but absent some special circumstance, such as a preceding change-in-control of the Company, the Executive will not be entitled to any special payments or benefits under the agreement. The Executive would be required under the agreement to continue to perform his duties for the six-month period and would be entitled to continuing compensation during that period, but would not be entitled to any further payments after the date of termination. However, if the Company fails to renew the term of the Executive’s employment agreement at the end of any year of the term, then the Executive may terminate the agreement without cause upon sixty (60) days’ written notice, in which case the Executive would only be obligated to perform his duties for such sixty (60)-day period.
     Of course, if the Executive’s voluntary termination of employment were to constitute early retirement under the Company’s qualified retirement plan (the Profit-Sharing Plan), the Executive would be entitled to receive early retirement payments in accordance with that plan, but would not receive any enhanced payments or benefits under that plan.
     In addition, if the Executive also has a salary continuation agreement with the Company, as Mr. Awerkamp now has, he may be entitled to receive cash payments under that agreement following a voluntary termination of employment if such termination constitutes early retirement under the retirement plan, supplementing his payments under the retirement plan, and he may be able to receive cash payments under his agreement even if his voluntary termination of employment occurs before the earliest date of early retirement for him under the retirement plan, if he meets the conditions in the agreement for such very early retirement payments. In all cases, if the Executive is entitled to receive cash payments under his salary continuation agreement upon voluntary retirement, the amount of the payments will depend on how old the Executive is when he voluntarily retires and whether he elects to receive his payments under the agreement immediately or chooses to wait until a later date to commence receipt thereof. Because of Mr. Awerkamp’s salary continuation agreement does not provide for any payments if he voluntary terminates his employment before he turns 55, and because he was not yet 55 on December 31, 2006, he would not have been entitled to any cash payments under his agreement if he had voluntarily terminated his employment at the end of last year.

     Former Chief Executive Officer (and continuing Chairman of the Board) Dugan, who also has a salary continuation agreement, was over age 50 on December 31, 2006, and thus would have been entitled to receive cash payments under his agreement had he elected to early retire on that date. In fact, Mr. Dugan did retire two months later, and began collecting payments under his salary continuation agreement, and became eligible to receive payments under our qualified retirement plan, as of March 1, 2007. See the discussion above, under “Arrangements with Former CEO Dugan.”
Termination for Cause.
     Under the new employment agreements, if the Company terminates an Executive for cause (as defined in the agreement), he is entitled to receive payment of his base salary only through the end of the month the termination becomes effective. This limited right to post-termination payment of salary is driven solely by the demands of payroll processing and is for the convenience of the Company, not the Executive. Of course, an Executive terminated for cause on December 31, 2006, would not have received any benefit from this provision, anyway, had the agreement then been in effect.
     Although an Executive terminated for cause generally retains the legal right to receive amounts due him upon retirement or early retirement under a qualified retirement plan, such an Executive would not receive any enhanced rights or benefits to retirement payments under the Company’s qualified plan. The Executive’s eligibility to receive subsequent plan payments under such circumstances would be determined in a manner consistent for all employees participating in the plan who may be terminated under such circumstances.
Death or Disability
     The new employment agreements may provide for enhanced payments to an Executive who becomes disabled during the term of his agreement, depending on the dollar amount of the insurance payments he receives during his disability. Specifically, under the agreements if the Executive’s employment terminates due to disability and the disability insurance payments made to him (annualized) are less than 60% of the sum of (i) the Executive’s annual base salary at the time his disability commences, plus (ii) the amount of the payment, if any, received by the Executive under the Incentive Compensation Plan for the year ended immediately prior to the year he becomes disabled, he is entitled to receive payments equal to the difference for so long as he is eligible to receive disability income payments. If any Executive had been terminated due to disability on December 31, 2006, it is unlikely that he would have been entitled to receive any “makeup payments” under the employment agreement with respect to his base salary had such agreement then been in effect, due to the disability coverage presently held by the Company’s executives. However, the Executive would have become entitled to receive from the Company under the employment agreement an amount equal to 60% of his incentive compensation award for the immediately preceding year, which payment is not included in the Company’s disability coverage.
     The new employment agreements provide that, upon death of an Executive, the Company would be obligated to pay the Executive’s compensation through the end of the month during which the Executive dies. In addition, under the salary continuation agreement with Mr. Awerkamp, if he were terminated due to death on December 31, 2006, his beneficiaries would be entitled to payments under the agreement. Specifically, had Mr. Awerkamp died on December 31, 2006 while in service to the Company, his beneficiaries would be entitled to receive one hundred eighty (180) equal monthly installments of $5,741.66.
     No Executive would have been entitled to receive any other special benefits or payments upon termination of his employment due to death or disability at the end of last year under any other special agreements or arrangements provided by the Company, other than the payments described above and other than such benefits and payments that might have been received by him or his heirs or beneficiaries under the Company’s group disability or life insurance plan or the Company’s qualified retirement plan (the Profit-Sharing Plan), if applicable, which benefits or payments, if received, would have been determined in a manner consistent with that applied for all employees of the Company experiencing termination of employment under similar circumstances.
Termination Other than for Cause
     Under the new employment agreements, if an Executive is terminated without cause during the term of the agreement, he is entitled to receive his base annual salary and all other benefits due him under the agreement for the remainder of the term of the agreement (but not less than two years for Mr. Awerkamp and one year for Messrs. McGrath and Cook) and his incentive compensation award for the last calendar year preceding the termination of employment, with no duty on his part to mitigate the cost thereof to the Company by seeking other employment, provided, however, the Executive thus terminated has no further right to receive an award under the Incentive Compensation Plan for any years after the year in which his termination occurs. Had any Executive been terminated without cause on December 31, 2006, and had the agreements then been in place, the Executive would have received the remaining payments of his base salary plus all other benefits due him during the term of the agreement (three more years for Mr. Awerkamp and two more years for Messrs. McGrath and Cook, assuming they were terminated on the first day of the term of their agreements) and his incentive compensation award for 2006, as reflected in the table below. If the termination without cause of the Executive followed a change-in-control of the Company, the consequences to him under the employment agreement would be different, as discussed in the ensuing section, “Termination After a Change-in-Control.”
     There are no other plans or agreements under which any of the Executives would be entitled to receive any special benefits or payments upon termination without cause. We have a policy under which our employees generally are entitled to receive severance benefits in the event of termination of their employment other than for cause under certain circumstances; however, the Executives’ employment agreements provide that the Executives are not eligible to receive severance benefits under the policy.
     The termination for cause of an Executive would not result in his receipt of enhanced retirement benefits under our qualified retirement plan (the Profit-Sharing Plan) beyond those normally receivable by him, determined in a manner consistent with the determination of plan benefits for all employees of the Company.
Termination after a Change-in-Control
     The new employment agreements provide our Executives with financial protection and security should there be a “change-in-control” of the Company and thereafter they are either terminated or effectively forced out. Specifically, if a change-in-control (as defined in the agreement) occurs and, within the remaining term of the agreement, the Executive either (i) is terminated by the Company without cause or (ii) resigns because he has (a) been demoted; (b) had his compensation reduced; (c) had his principal place of employment transferred away form the City of Quincy, Illinois; or (d) had his job title, status or responsibility materially reduced, the Executive will be entitled to receive from the Company a lump sum cash payment equal, for Mr. Awerkamp, 2.5 times the sum of, and for Mr. Cook and Mr. McGrath, two times the sum of (x) his annual base salary at the time of the change-in-control/the termination of his employment, plus (y) the amount of the payment, if any, received by him under the Incentive Compensation Plan for the fiscal year immediately preceding the year in which his employment terminates. The Executive would also be entitled to continue to receive the other benefits due to him under his employment agreement for two years for Mr. Awerkamp and one year for Messrs. McGrath and Cook, after the date of termination, other than the right to participate in the Incentive Compensation Plan in the year following the year of termination. Had the Executives’ employment agreements been in effect as of December 31, 2006, and had the employment of any Executive terminated on such date following a change-in-control, the Executive would have been entitled to receive a lump sum cash payment equal to 2.5 times his annual salary in the case of Mr. Awerkamp, and twice his annual salary in the case of either Mr. McGrath or Mr. Cook, and most recent incentive plan payment (for the 2006 year), plus two years of continuing benefits under his agreement for Mr. Awerkamp and one year for Messrs. McGrath and Cook.
     Under Mr. Awerkamp’s salary continuation agreement, if Mr. Awerkamp were terminated prior to reaching age 60 for reasons other than death, disability, or for cause, but after a change-in-control, and in connection with the change-in-control Mr. Awerkamp’s title, duties, responsibilities, or base salary is significantly lessened or his situs of employment is changed, without his consent, then the Company is required to make certain payments to Mr. Awerkamp based upon schedules in his agreement.
     The payment under Mr. Awerkamp’s employment agreement arising from his death would be reduced under certain circumstances related to payments under his salary continuation agreement. His employment agreement provides that if the present value of payments due Mr. Awerkamp on account of a change-in-control under the employment agreement, plus the present value of payments due to him under his salary continuation agreement relating to a change-in-control, exceed three times the “base amount” determined under Internal Revenue Code Section 280G, then the payment under this employment agreement will be reduced by an amount that would be equal to three times his base amount less one dollar. This provision is intended to preserve the deductibility of the payments to Mr. Awerkamp, which might otherwise be nondeductible under IRC Section 280G under these circumstances. The “base amount” is defined as the person’s annualized includible compensation for the most recent five taxable years ending before the date on which the change of control occurs.
     There are no other agreements or plans under which any of the Executives would be entitled to receive special payments or benefits upon termination of their employment following a change-in-control. Such a termination would not result in any Executive receiving enhanced benefits under our qualified retirement plan (our Profit-Sharing Plan) beyond the plan benefits otherwise receivable by him upon retirement or early retirement, determined in a manner consistent with the determination of benefits under the plan for all participating employees of the Company.
Post-Termination of Employment Benefits Table
     The table below shows the estimated payouts to each of the named executive officers (other than Mr. Dugan, who recently retired) in connection with termination of their employment under special circumstances, including disability, termination other than for cause, and termination in connection with a change-in-control. For the purposes of this table we are assuming that the new employment agreements were in effect as of December 31, 2006, and that the individual was terminated on December 31, 2006. Furthermore, for purposes of the benefits determined by reference to the Executives’ base salary and incentive compensation, we used the Executives’ actual base salary and incentive compensation awards for 2006.

				Termination
			Termination	After a Change-
	Disability	Death	Other than for Cause	in-Control
Name	(a)	(b)	(c)	(d)
Ted T. Awerkamp	$113,832	$1,033,499	$569,160	$605,630
Michael P. McGrath	$80,315	$0	$267,716	$267,716
Daniel J. Cook	$88,536	$0	$295,120	$295,120

(a)	Represents potential payments to Executives under the new employment agreements as discussed above.

(b)	Represents total potential value of payments to the beneficiaries of Mr. Awerkamp under his salary continuation agreement.

(c)	Represents potential payments to Executives under the new employment agreements.

(d)	Represents potential payments to Executives under the new employment agreements and, for Mr. Awerkamp, $474,300 in payments under his employment agreement and $131,330 in total potential payments under his salary continuation agreement; provided, however, the payments under the employment agreement may be reduced in connection with the application of IRC 280G as discussed above.
OWNERSHIP OF COMMON STOCK BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS
     The following table sets forth certain information as of April 10, 2007 regarding the beneficial ownership of the Company’s common stock by each person known to the Board of Directors to own beneficially 5% or more of such class of common stock, by each director of the Company, by each executive officer named in the Summary Compensation Table under “Executive Compensation” and by all directors and officers of the Company as a group. Generally, all the information set forth below with respect to the stockholdings of the listed beneficial owners was obtained from such owners, directly or indirectly from reports filed by them with the SEC.
Beneficial Owners
     Persons (including groups acting in concert) who beneficially own in excess of five percent (5%) of the Company’s common stock are required to file with the SEC certain reports regarding ownership and changes in ownership of such stock pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”). The following table identifies, as of April 10, 2007, all persons who are known or presumed by the Board and management to be the beneficial owners of more than five percent (5%) of our common stock, based among other things on reports filed by such persons with the SEC.

	Amount and Nature of		Percent of Shares of
	Beneficial		Common
Name and Address of Beneficial Owner	Ownership (1)		Stock Outstanding

Mercantile Trust & Savings Bank 133 North 33rd Street Quincy, Illinois 62301	389,425	(2)	6.68%
R. Dean Phillips 524 North 30th Street Quincy, Illinois 62301	877,170	(3)	15.04%
Dennis M. Prock 8010 Estero Boulevard Fort Myers Beach, Florida 33931	368,534	(4)	6.32%

(1)	With respect to the beneficial owners who are natural persons, the figures include shares of common stock held directly by them as well as by spouses or minor children, in trust and by other means of indirect ownership, provided the individual effectively exercises sole or shared voting and/or investment power over the shares.

(2)	All shares are held in nominee name for MTSB by Northern Trust. All such shares are held directly or indirectly by MTSB for the benefit of trust, estate and agency clients, except for 118,496 shares that are held by MTSB through Northern Trust for the benefit of the participants of the Company’s Profit Sharing Plan (the “Plan). In its administration of the accounts of all such trust, estate and agency clients (the “Accounts”) and its administration of the Plan, MTSB has voting and/or investment power over all securities held in such Accounts or the Plan, including shares of our stock, in accordance with the powers specified in the governing instrument of the estate, trust or agency or the Plan document. MTSB exercises sole voting power with respect to 212,021 shares, shared voting power with respect to 82,575 shares, sole investment power with respect to 59,810 shares, and shared investment power with respect to 83,345 shares. MTSB disclaims beneficial ownership of any shares over which it has neither voting nor investment power.

(3)	Number of shares beneficially owned derived from a report on Schedule 13G filed by Mr. Phillips with the Securities and Exchange Commission on February 13, 2006, as adjusted for a three-for-one stock split effected in June 2006.

(4)	Number of shares beneficially owned derived from a report on Form 4 filed by Mr. Prock with the Securities and Exchange Commission on April 12, 2007. Mr. Prock is a nominee for director of the Company.

Management
     The following table sets forth, as of April 10, 2007, the number of shares of common stock beneficially owned by directors, nominees and executive officers of the Company.

	Amount and		Percent of Shares
	Nature of		of Common
	Beneficial		Stock
Name of Beneficial Owner	Ownership (1)		Outstanding

Directors and Named Executive Officers
Michael J. Foster	6,500	(2)	*
William G. Keller, Jr.	56,145	(3)	*
Frank H. Musholt	9,900	(4)	*
Dennis M. Prock	368,534	(5)	6.32%
Walter D. Stevenson III	45,702	(6)	*
James W. Tracy	0		*
Dan S. Dugan	19,275	(7)	*
Ted T. Awerkamp	10,000	(8)	*
Michael P. McGrath	1,500	(9)	*
Daniel J. Cook	675	(10)	*
All Executive Officers and Directors as a group (includes 9 individuals)	636,727	(11)	10.92%

(1)	Includes shares of common stock held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise voting and/or investment power, as described in the corresponding footnotes.

(2)	Includes 4,700 shares owned by Mr. Foster through an individual retirement account over which he has sole voting and investment power and 1,800 shares owned by Mr. Foster with his spouse over which he shares voting and investment power.

(3)	Includes 7,080 shares owned by Mr. Keller personally and 49,065 shares held by Mr. Keller as co-trustee of the Schmiedeskamp, Robertson, Neu & Mitchell Profit-Sharing Plan, over which the trustees hold voting power but not investment power. The shares in this plan include 10,500 shares for which Mr. Keller is a beneficiary and thus holds investment power.

(4)	Includes 9,900 shares owned by Mr. Musholt over which he has sole voting and investment power.

(5)	Shares held by Mr. Prock through a grantor revocable trust and an individual retirement account, over both of which he has sole voting and investment power.

(6)	Shares are held by Dr. Stevenson through a revocable trust and an individual retirement account, over both of which Dr. Stevenson exercises sole voting and investment power.

(7)	Includes 8,700 shares owned by Mr. Dugan through an individual retirement account over which he has sole voting and investment power and 10,575 shares owned by his spouse over which he has no voting or investment power.

(8)	Includes 1,930 shares owned by Mr. Awerkamp through an individual retirement account over which he has sole voting and investment power and 8,070 shares owned jointly with his spouse over which he shares voting and investment power.

(9)	Shares are held by Mr. McGrath through an individual retirement account over which he has sole voting and investment power.

(10)	Shares are held by Mr. Cook through an individual retirement account over which he has sole voting and investment power.

(11)	Includes 118,496 shares owned by the Company’s Profit Sharing Plan, for which MTSB serves as trustee. The MTSB Board (which consists of several of the same directors as the Company’s Board) exercises voting and investment power over the shares.

*	Less than one percent (1%) of the outstanding shares of common stock.
INTERESTS OF DIRECTORS AND OFFICERS IN CERTAIN TRANSACTIONS
Customer Relationships
     Our executive officers and directors and their associates and controlled companies have been, and we anticipate they will continue to be, customers of our subsidiary banks in the ordinary course of business, which has included obtaining loans, maintaining deposit accounts and entering into trust and other fiduciary relationships with our subsidiaries. The most significant of these traditional customer relationships are loans that our banks, principally MTSB, have extended from time to time to our directors, including members of their immediate families and various businesses, and entities controlled by them. Our banks also occasionally extend loans to our executive officers and their families, although as a matter of law these are much more restricted in terms of loan type and aggregate dollar amount than loans to directors and their associates. All of our insider loans (a) were consistent with similar practices in the banking industry generally, (b) were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the banks’ other customers, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features, and, as of December 31, 2006, no such loan was past due more than 90 days, on nonaccrual status, a restructured loan under FAS 15, or a potential problem loan.
Other Business Relationships
     In addition, from time to time the Company and its subsidiaries will enter into business transactions or business or professional relationships with our directors (including members of their immediate families and their controlled companies), or to a lesser extent with our executive officers and their associates and affiliates. During 2006, the Company had no such transaction or relationship with any of our directors, executive officers or their affiliates or associates where the dollar amount in question exceeded $120,000 or the transaction or relationship was otherwise material, except for the Company’s professional relationship with the Quincy, Illinois law firm of Schmiedeskamp, Robertson, Neu & Mitchell LLP, of which Director Keller is a senior partner. During 2006, the Company and its subsidiaries paid aggregate fees of $362,250 to the Schmiedeskamp firm, which has provided legal services to the Company for several years. This amount includes a $125,000 annual retainer paid to the firm, which was offset against fees for services rendered during the year.
     MTSB, a subsidiary of the Company, serves as trustee of the Company’s Profit Sharing Plan, which plan owns 118,496 shares of the Company’s common stock. The MTSB Board (which consists of several of the same directors as the Company’s Board) exercises voting and investment power over these shares.
Policy and Procedures on Related Party Transactions
     The Company has adopted a related person transaction policy applicable to certain transactions between the Company or its subsidiaries and any executive officer or director of the Company, including their immediate family members and their controlled companies and business entities. Under the policy, any such related party transaction, as further defined in Item 404 of Regulation S-K of the SEC rules, will be evaluated and approved or disapproved by the Company’s Audit Committee or, if it is unable to act, by a majority of the disinterested directors of the Company. These transactions are also subject to and governed by the Company’s Code of Ethics and Standards of Conduct, which together with the policy are available on the Company’s website at www.mercbanx.com. The Nominating/Corporate Governance Committee will also be apprised of any related party transactions and consider that information in determining director independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires our Company’s directors and executive officers, and persons who own more than 10% of any class of equity securities of our Company registered pursuant to Section 12 of the Exchange Act, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership in such securities and other equity securities of our Company. Securities and Exchange Commission regulations require directors, executive officers and greater than 10% stockholders to furnish our Company with copies of all Section 16(a) reports they file.
     Based solely on our review of these reports, or written statements from these persons that they were not required to file any reports in 2006, we believe that all of our directors and executive officers complied with all Section 16(a) reporting requirements in 2006 and timely filed all reports.
OTHER BUSINESS AT THE MEETING
     The Board of Directors is not aware of, and does not intend to present, any matter for action at the annual meeting other than those referred to in this proxy statement. If, however, any other matter properly comes before the annual meeting or any adjournment, the holders of the proxies solicited by the Board of Directors will vote on such matters in their discretion in accordance with their best judgment, unless authority to vote on other matters has been withheld.
ANNUAL REPORT
     Our Company’s Annual Report to Stockholders, containing consolidated financial statements for the year ended December 31, 2006, is being mailed with this proxy statement to all stockholders entitled to vote at the annual meeting. Such Annual Report is not to be regarded as proxy solicitation material.
     A COPY OF OUR COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006, AS FILED WITH THE SEC, EXCLUDING EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER OF RECORD AS OF APRIL 10, 2007, UPON WRITTEN REQUEST TO CORPORATE SECRETARY, MERCANTILE BANCORP, INC., 440 MAINE STREET, QUINCY, ILLINOIS 62301. Our Company will provide a copy of any exhibit(s) to the Form 10-K report to any such person upon receipt of a specific written request from such person for such exhibit(s) together with payment of our reasonable expenses in furnishing such exhibit(s). You may read and download our Form 10-K, including exhibits, as well as our other SEC filings over the internet from several commercial document retrieval services as well as at the SEC’s internet website (www.sec.gov), which site may be accessed through the Company’s internet website under “Investor Relations” section at www.mercbanx.com.
HOUSEHOLDING OF PROXY MATERIALS
     The SEC has adopted rules that permit companies and intermediaries (including brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
     This year, a number of brokers with account holders who are stockholders of our Company will be householding our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you notify your broker or us that you no longer wish to participate in householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report in the future you may (1) notify your broker, (2) direct your written request to: Corporate Secretary, Mercantile Bancorp, Inc., 440 Maine Street, Quincy, Illinois 62301, or (3) contact the Corporate Secretary at (217) 223-7300. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.
By Order of the Board of Directors

Ted T. Awerkamp
President and Chief Executive Officer
April 18, 2007
Quincy, Illinois

440 Maine Street Quincy, IL 62301 217-223-7300 mercbanx.com

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Mercantile Bancorp, Inc., in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE — 1–800–690–6903

Use any touch-tone telephone to transmit your Voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Mercantile Bancorp, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

123,456,789,012.00000
è  0000 0000 0000

☒	PAGE	1 OF	2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:		MERCA1	KEEP THIS PORTION FOR YOUR RECORDS

			DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MERCANTILE BANCORP, INC.

The Board of Directors recommends that you vote FOR the election of Dan S. Dugan, Ted T. Awerkamp, Michael J. Foster, William G. Keller, Jr., Frank H. Musholt, Dennis M. Prock, Walter D. Stevenson III and James W. Tracy as directors.			02		0000000000		214958324462

				For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
				All	For All	Except
Election of Directors
1. To elect a Board of eight (8) directors to serve for the ensuing year,				☐	☐	☐

Nominees are:	01) Dan S. Dugan	05) Frank H. Musholt
	02) Ted T. Awerkamp	06) Dennis M. Prock
	03) Michael J. Foster	07) Walter D. Stevenson III
	04) William G. Keller, Jr.	08) James W. Tracy

Vote On Proposals		For	Against	Abstain

2.	To consider and act upon ratification of the selection of the accounting firm of BKD, LLP as the independent auditors of our Company for the year ending December 31, 2007; and	☐	☐	☐

3.	To transact such other business as may properly come before the meeting.

Please date, sign and return promptly the enclosed form of proxy. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please state the full title.

For address changes/comments, please check this box and write them on the back where indicated.		☐

Please indicate if you plan to attend the meeting.	☐	☐

	YES	NO

AUTO DATA PROCESSING
INVESTOR COMM SERVICES
ATTENTION:
TEST PRINT
51 MERCEDES WAY
EDGEWOOD, NY
11717

					123,456,789,012
		P47000			58734P105
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date	27

MERCANTILE BANCORP, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2007
The stockholder(s) hereby appoint(s) F.R. McFarland and Daniel J. Cook, and each of them, with full power to act alone and each with the power to appoint his substitute, as the true and lawful attorneys-in-fact and proxies, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Mercantile Bancorp, Inc., that the stockholder(s) is/ are entitled to vote at the Annual Meeting of Stockholders to be held at the MERCANTILE TRUST & SAVINGS BANK, 440 MAINE STREET, QUINCY, IL on MONDAY, MAY 21, 2007, AT 2:00 P.M., for the purposes noted on the reverse side of this card, and any adjournment or postponement thereof, with all powers the stockholder(s) would possess if personally present.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT PERMITTED UNDER APPLICABLE LAW.

Address Changes/Comments:

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